Exhibit 10.1

PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

FAISON-BRANDYWINE, LLC,

A NORTH CAROLINA LIMITED LIABILITY COMPANY

“SELLER”

AND

EXCEL TRUST, L.P.,

A DELAWARE LIMITED PARTNERSHIP

“BUYER”

SEPTEMBER 3, 2010

EXHIBITS

A	Legal Description of Land
A-1	Legal Description of Excluded Land
A-2	Legal Descriptions of Safeway Gas Parcel. Outparcel 8, Outlot A, Parcel A and Lot 18
B	Seller’s Deed
C	Bill of Sale
D	Certificate of Non-Foreign Status
E	Assignment and Assumption of Leases and Security Deposits
F	Assignment and Assumption of Contracts
G	Assignment of Permits, Entitlements and Intangible Property
H	General Provisions of Escrow
I	Form of Tenant’s Estoppel Certificate
J	Form of Landlord Estoppel Certificate
K	SEC Requirements
L	Audit Letter

SCHEDULES

1.0	List of Seller’s Deliveries
2.0	List of Seller’s Environmental Reports
3.0	Seller’s Disclosures

PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (“Agreement”) is made and entered into and effective as of the      day of September, 2010, by and between FAISON-BRANDYWINE, LLC, a North Carolina limited liability company (“Seller”), and EXCEL TRUST, L.P., a Delaware limited partnership, or its permitted assignee (“Buyer”), each of whom shall sometimes separately be referred to herein as a “Party” and both of whom shall sometimes collectively referred to herein as the “Parties,” and constitutes: (a) a binding purchase and sale agreement between Seller and Buyer; and (b) joint escrow instructions to Escrow Agent whose consent appears at the end of this Agreement.

FOR GOOD AND VALUABLE CONSIDERATION RECEIVED, the Parties mutually agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

In addition to those terms defined elsewhere in this Agreement, the following terms have the meanings set forth below:

“Agreement” shall mean this Purchase and Sale Agreement and Joint Escrow Instructions dated as of the ___ day of September, 2010, by and between Seller and Buyer, together with all Exhibits and Schedules attached hereto.

“ALTA” shall mean American Land Title Association.

“ALTA Extended Coverage Policy” shall have the meaning given to such term in Section 8.1(c) hereof.

“ALTA Standard Coverage Policy” shall mean an American Land Title Association Owner’s Policy of Title Insurance with Standard Coverage (ALTA Form 2006).

“ALTA Title Policy Costs” shall mean the incremental cost of obtaining the ALTA Extended Coverage Policy over the cost of an ALTA Standard Coverage Policy.

“Asserted Liability” shall have the meaning given to such term in Section 15.2 hereof.

“Assignment and Assumption of Contracts” shall mean the Assignment and Assumption of Contracts, in the form of Exhibit “F,” attached hereto and incorporated herein by reference.

“Assignment and Assumption of Leases and Security Deposits” shall mean the Assignment and Assumption of Leases and Security Deposits, in the form of Exhibit “E,” attached hereto and incorporated herein by reference.

“Assignment of Permits, Entitlements and Intangible Property” shall mean the Assignment of Permits, Entitlements and Intangible Property, in the form of Exhibit “G,” attached and incorporated herein by reference.

“Assumed Contracts” shall have the meaning given to such term in Section 2.1(e) hereof.

“Bill of Sale” shall mean the Bill of Sale, in the form of Exhibit “C,” attached hereto and incorporated herein by reference.

“Books and Records” shall have the meaning given to such term in Section 2.1(g) hereof.

“Business Day” shall mean a Calendar Day, other than a Saturday, Sunday or a day observed as a legal holiday by the United States federal government or the State of Maryland.

“Buyer” shall mean Excel Trust, L.P., a Delaware limited partnership.

“Buyer’s Election Not to Terminate” shall have the meaning given to such term in Section 4.3 hereof.

“Buyer’s Election to Terminate” shall have the meaning given to such term in Section 4.2 hereof.

“Buyer’s Exchange” shall have the meaning given to such term in Section 16.15 hereof.

“Calendar Day” shall mean any day of the week including a Business Day.

“Cash” shall mean legal tender of the United States of America represented by either: (a) currency; (b) a cashier’s or certified check or checks currently dated, payable to Escrow Agent or order, and honored upon presentation for payment; or (c) funds wire transferred or otherwise deposited into Escrow Agent’s account at Escrow Agent’s direction.

“Certificate of Non-Foreign Status” shall mean that certain Certificate of Non-Foreign Status, in the form of Exhibit “D,” attached hereto and incorporated herein by reference.

“Claims Notice” shall have the meaning given to such term in Section 15.2 hereof.

“Closing” shall have the meaning given to such term in Section 8.4 hereof.

“Closing Date” shall have the meaning given to such term in Section 8.4 hereof.

“Closing Deposit” shall have the meaning given to such term in Section 2.2(b) hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent federal revenues laws.

“Condemnation Proceeding” shall have the meaning given to such term in Section 8.3(a) hereof.

“Contracts” shall mean all written or oral: (a) security, janitorial, cleaning, pest control, waste disposal, landscaping, advertising, service, maintenance, operating, repair, supply, advertising, promotion, public relations and other service contracts relating exclusively to the Property or any part thereof, together with all supplements, amendments and modifications thereto; and (b) equipment leases and all rights and options of Seller thereunder, together with all supplements, amendments and modifications thereto, for equipment used exclusively at the Property. The term “Contracts” shall specifically exclude the Leases and any and all insurance, management and leasing agreements.

“Cure Deadline” shall have the meaning given to such term in Section 4.1(e) hereof.

“Cure Election Deadline” shall have the meaning given to such term in Section 4.1(e) hereof.

“Delinquent Revenues” shall have the meaning given to such term in Section 11.2(a)(i) hereof.

“Deposit” shall mean the Initial Deposit.

“Effective Date” shall mean the later of the date this Agreement is executed by Buyer or the date this Agreement is executed by Seller, as such dates appear after each Party’s signature herein below.

“Environmental Laws” shall mean all present and future federal, state or local laws, ordinances, codes, statutes, regulations, administrative rules, policies and orders, and other authorities, which relate to the environment and/or which classify, regulate, impose liability, obligations, restrictions on ownership, occupancy, transferability or use of the Real Property, and/or list or define hazardous substances, materials, wastes, contaminants, pollutants and/or the Hazardous Materials including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as now or hereafter amended (“CERCLA”), the Resources Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as now or hereafter amended, the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., as now or hereafter amended, the Clean Water Act, 33 U.S.C. Section 1251, et seq., as now or hereafter amended, the Clear Air Act, 42 U.S.C. Section 7901, et seq., as now or hereafter amended, the Toxic Substance Control Act, 15 U.S.C. Sections 2601 through 2629, as now or hereafter amended, the Public Health Service Act, 42 U.S.C. Sections 300f through 300j, as now or hereafter amended, the Safe Drinking Water Act, 42 U.S.C. Sections 300f through 300j, as now or hereafter amended, the Occupational Safety and Health Act, 29 U.S.C. Section 651, et seq., as not or hereafter amended, the Oil Pollution Act, 33 U.S.C. Section 2701, et seq., as now or hereafter amended, the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 4321, et seq., as now or hereafter amended, the Federal Insecticide, Fungicide and Rodenticide Act, 15 U.S.C. Section 136, et seq., as now or hereafter amended, the Medical Waste Tracking Act, 42 U.S.C. Section 6992, as now or hereafter amended, the Atomic Energy Act of 1985, 42 U.S.C. Section 3011, et seq., as now or hereafter amended, and any similar federal, state or local laws and ordinances and the regulations now or hereafter adopted, published and/or promulgated pursuant thereto and other state and federal laws relating to industrial hygiene, environmental protection or the use, analysis, generation, manufacture, storage, disposal or transportation of any Hazardous Materials.

“Escrow” shall have the meaning given to such term in Article 3 hereof.

“Escrow Agent” shall mean First American Title Insurance Company, located at 135 Main Street, 12th Floor, San Francisco, California 94105; Attn: Heather Kucala, Direct: (415) 837-2295; FAX: (415) 398-1750; E-mail: hkucala@firstam.com.

“Estoppel Certificate” shall mean any Landlord Estoppel Certificate or any Tenant Estoppel Certificate.

“Estoppel Cure Notice” shall have the meaning given to such term in Section 5.1(h)(i) hereof.

“Estoppel Delivery Deadline” shall mean nine (9) Business Days prior to the Closing Date.

“Estoppel Objection Matter” shall have the meaning given to such term in Section 5.1(h)(i) hereof.

“Estoppel Objection Notice” shall have the meaning given to such term in Section 5.1(h)(i) hereof.

“Excluded Land” shall mean the land described on Exhibit A-1 attached hereto, which is owned by Seller and shall not be conveyed to Buyer.

“General Provisions” shall have the meaning given to such term in Article 3 hereof.

“Hazardous Materials” shall mean substances defined as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “petroleum substances,” “infectious wastes” and similar materials and substances which are classified as hazardous or toxic under any Environmental Laws.

“Improvements” shall mean all buildings, structures, fixtures, trade fixtures, systems, facilities, machinery, equipment and conduits that provide fire protection, security, heat, exhaust, ventilation, air conditioning, electrical power, light, plumbing, refrigeration, gas, sewer and water thereto (including all replacements or additions thereto) and other improvements now or hereafter located on the Land, including, but not limited to the Shopping Center, together with all water control systems, utility lines and related fixtures and improvements, drainage facilities, landscaping improvements, fencing, roadways and walkways, and all privileges, rights, easements, hereditaments and appurtenances thereto belonging (but specifically excluding any improvements and fixtures owned by Tenants, or by utility companies, governmental authorities or other parties pursuant to the Permitted Title Exceptions).

“Indemnitees” shall have the meaning given to such term in Section 15.1 hereof.

“Initial Deposit” shall have the meaning given to such term in Section 2.2(a) hereof.

“Intangible Property” shall have the meaning given to such term in Section 2.1(c) hereof.

“Investigation Period” shall have the meaning given to such term in Section 4.1 hereof.

“Joiners” shall have the meaning given to such term in Section 16.17 hereof.

“Land” shall mean that certain parcel of real property located in the City of Brandywine, County of Prince George’s, State of Maryland, the legal description of which is set forth on Exhibit “A,” attached hereto and incorporated herein by reference.

“Landlord Estoppel Certificate” shall have the meaning given to such term in Section 5.1(h) hereof.

“Leases” shall have the meaning given to such term in Section 2.1(d) hereof.

“Leasing Commissions” shall mean any and all commissions, finder’s fees or similar payments in connection with any Lease, including any options to extend, expand or renew.

“Losses” shall have the meaning given to such term in Section 15.1 hereof.

“Major Tenant” shall mean any Tenant that rents or occupies more than ten thousand (10,000) square feet of space in the Shopping Center pursuant to a Lease, including, without limitation, the following Tenants: Safeway, Safeway Gas, Marshalls, Jo-Ann Fabrics, Wachovia Bank, and Suntrust Bank.

“Material Loss” shall mean any damage, loss or destruction to any portion of the Real Property, the loss of which is equal to or greater than Two Hundred Fifty Thousand Dollars ($250,000.00) (measured by the cost of repair or replacement).

“Minimum Tenant Square Footage Requirement” shall mean Shop Tenants that have entered into Leases covering not less than seventy percent (70%) of the total net rentable square footage in the Shopping Center leased to Shop Tenants.

“Monetary Obligations” shall mean any and all liens, liabilities and encumbrances placed, or caused to be placed, of record against the Real Property evidencing a monetary obligation which can be removed by the payment of money, including, without limitation, delinquent real property taxes and assessments, deeds of trust, mortgages, mechanic’s liens, attachment liens, execution liens, tax liens and judgment liens. Notwithstanding the foregoing, the term “Monetary Obligations” shall not include and shall specifically exclude the liens, liabilities and encumbrances relating to the Permitted Title Exceptions and any matters caused by any act or omission of Buyer, or its agents or representatives.

“New Encumbrance” shall have the meaning given to such term in Section 5.1(g) hereof.

“New Lease” shall have the meaning given to such term in Section 5.1(c) hereof.

“New Matter” and “New Matters” shall have the meaning given to such terms in Section 5.1(j) hereof.

“New Matters Cure Notice” shall have the meaning given to such term in Section 5.1(j) hereof.

“New Matters Notice” shall have the meaning given to such term in Section 5.1(j) hereof.

“New Matter Objection” and “New Matters Objections” shall have the meaning given to such terms in Section 5.1(j) hereof.

“New Matters Objection Notice” shall have the meaning given to such term in Section 5.1(j) hereof.

“Non-Material Loss” shall mean damage, loss or destruction to any portion of the Real Property, the loss of which is less than Two Hundred Fifty Thousand Dollars ($250,000.00) (measured by the cost of repair or replacement).

“Notice” shall have the meaning given to such term in Section 16.2 hereof.

“Notice of Loss” shall have the meaning given to such term in Section 15.2 hereof.

“Objection Matters” shall have the meaning given to such term in Section 4.1(e) hereof.

“Objection Notices” shall have the meaning given to such term in Section 4.1(e) hereof.

“OFAC” shall have the meaning given to such term in Section 9.12 hereof.

“Operating Expenses” shall have the meaning given to such term in Section 11.2(a)(ii) hereof.

“Outside Closing Date” shall have the meaning given to such term in Section 8.4 hereof.

“Party” or “Parties” shall have the meaning given to such terms in the Preamble of this Agreement.

“Permits and Entitlements” shall have the meaning given to such term in Section 2.1(f) hereof.

“Permitted Title Exceptions” shall have the meaning given such term in Section 4.1(b) hereof.

“Person” shall mean any individual, corporation, partnership, limited liability company or other entity.

“Personal Property” shall have the meaning given to such term in Section 2.1(b) hereof.

“Phase I” shall have the meaning given to such term in Section 4.1(b)(iii) hereof.

“Preliminary Title Report” shall have the meaning given to such term in Section 4.1(b)(i) hereof.

“Property” shall have the meaning given to such term in Section 2.1 hereof.

“Property Expense Reconciliation” shall have the meaning given to such term in Section 11.2(b)(ii) hereof.

“Property Expense Reimbursement Shortfall” shall have the meaning given to such term in Section 11.2(b)(iii) hereof.

“Property Expense Reimbursement Surplus” shall have the meaning given to such term in Section 11.2(b)(iii) hereof.

“Property Expenses” shall have the meaning given to such term in Section 11.2(b) hereof.

“Proposed New Lease” shall have the meaning given to such term in Section 5.1(c) hereof.

“Proration Date” shall have the meaning given to such term in Section 11.2(a) hereof.

“Purchase Price” shall have the meaning given to such term in Section 2.2 hereof.

“Real Property” shall have the meaning given to such term in Section 2.1(a) hereof.

“Reconciliation Period” shall have the meaning given to such term in Section 11.2(b) hereof.

“Revenues” shall have the meaning given to such term in Section 11.2(a)(i) hereof.

“Rosewick Agreement” shall mean the Purchase and Sale Agreement and Joint Escrow Instructions dated as of the ___ day of September, 2010, by and between Faison-Rosewick, LLC and Buyer, which provides for the sale of Rosewick Crossing Shopping Center to Buyer.

“Scheduled Closing Date” shall have the meaning given to such term in Section 8.4 hereof.

“SEC” shall have the meaning given to such term in Section 5.2 hereof.

“SEC Requirements” shall mean the requirements set forth on Exhibit “K,” attached hereto and incorporated herein by reference.

“Security Deposits” shall mean the original amount of all refundable security deposits, advance rentals and other deposits and collateral deposited or paid by the Tenants pursuant to the Leases, whether in the form of cash, negotiable instruments, letters or credit or other forms of security and which remain outstanding and have not been applied to cure any prior defaults under the Leases.

“Seller” shall mean Faison-Brandywine, LLC, a North Carolina limited liability company.

“Seller Indemnitee” shall have the meaning given such term in Section 4.1(c) hereof.

“Seller’s Broker” shall mean S.L. Nusbaum Realty Co., located at 1000 Bank of America Center, One Commercial Place, Norfolk, Virginia 23510.

“Seller’s Broker’s Commission” shall have the meaning given to such term in Article 13 hereof.

“Seller’s Cure Election Notice” shall have the meaning given to such term in Section 4.1(e) hereof.

“Seller’s Deed” shall mean the Special Warranty Deed in the form of Exhibit “B,” attached hereto and incorporated herein by reference.

“Seller’s Deliveries” shall have the meaning given to such term in Section 4.1(a) hereof.

“Seller’s Exchange” shall have the meaning given to such term in Section 16.14 hereof.

“Seller’s Knowledge”, “known to Seller” and similar terms means the actual, present knowledge of Phil Norwood, David Lampke and Joanne Molinari, each an employee of an affiliate of Seller.

“Shopping Center” shall mean the Brandywine Crossing Shopping Center, consisting of approximately one hundred ninety-eight thousand two hundred sixty-four (198,264) rentable square feet, together with all related facilities and improvements, located on the Land. The term “Shopping Center” shall specifically exclude the premises owned or leased by Target and Costco, and the Excluded Land and all improvements thereon.

“Shop Tenant” means any Tenant that does not constitute a Major Tenant.

“Survey” shall have the meaning given to such term in Section 4.1(b)(ii) hereof.

“Taxes” shall have the meaning given to such term in Section 11.2(a)(iii) hereof.

“Tenant Estoppel Certificates” shall have the meaning given to such term in Section 5.1(h) hereof.

“Tenant Inducement Costs” shall mean: (a) any out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs, lease buyout costs, moving, design and refurbishment allowances and reimbursements and reasonable attorney’s fees and disbursements incurred in connection with the preparation and negotiation of the applicable Lease; and (b) any economic concessions granted to a Tenant under a Lease, including, without limitation, rent holidays, free rent periods, reduced rent periods, rent accrual and deferment periods and similar economic concessions.

“Tenants” shall mean those Persons renting or occupying space in the Real Property under the Leases.

“Title Insurer” shall mean First American Title Insurance Company, located at 135 Main Street, 12th Floor, San Francisco, California 94105; Attn: Heather Kucala; Direct: (415) 837-2295; FAX: (415) 398-1750; E-mail: hkucala@firstam.com.

“Title Policy” shall have the meaning given to such term in Section 8.1(c) hereof.

“Transaction Documents” shall mean Seller’s Deed, the Bill of Sale, the Certificate of Non-Foreign Status, the Assignment and Assumption of Leases and Security Deposits, the Assignment and Assumption of Contracts, the Assignment of Permits, Entitlements and Intangible Property and all other instruments or agreements to be executed and delivered pursuant to this Agreement or any of the foregoing.

“Updated Survey” shall have the meaning given to such term in Section 4.1(b)(ii) hereof.

“Utilities” shall have the meaning ascribed to such term in Section 9.17 hereof.

ARTICLE 2

PURCHASE, PURCHASE PRICE AND PAYMENT

Section 2.1 Purchase and Sale of Property. Subject to the terms and conditions set forth in this Agreement, on the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all of the following property (collectively, the “Property”):

(a) Real Property. The Land and the Improvements, together with all of Seller’s right, title and interest in, to and under: (i) all easements, rights-of-way, development rights, entitlements, air rights and appurtenances relating or appertaining to the Land and/or the Improvements; (ii) all water wells, streams, creeks, ponds, lakes, detention basins and other bodies of water in, on or under the Land, whether such rights are riparian, appropriative, prospective or otherwise, and all other water rights applicable to the Land and/or the Improvements; (iii) all sewer, septic and waste disposal rights and interests applicable or appurtenant to or used in connection with the Land and/or the Improvements; and (iv) all minerals, oil, gas and other hydrocarbons located in, on or under the Land, together with all rights to surface or subsurface entry, free and clear of any and all liens, liabilities, encumbrances, exceptions and claims, other than the Permitted Title Exceptions (collectively, the “Real Property”).

(b) Personal Property. All equipment, facilities, machinery, tools, appliances, fixtures, furnishings, furniture, paintings, sculptures, art, inventories, supplies, computer equipment and systems, telephone equipment and systems, satellite dishes and related equipment and systems, security equipment and systems, fire prevention equipment and systems, and all other items of tangible personal property owned by Seller and located on or in the Real Property (collectively, the “Personal Property”).

(c) Intangible Property. The following intangible property relating to the Property or the business of owning, operating, maintaining and/or managing the Property: (i) all transferrable warranties, guarantees and bonds (excluding bonds and other instruments posted by or on behalf of Seller with governmental authorities in connection with the development and construction of the Property) from third parties, including, without limitation, contractors, subcontractors, materialmen, suppliers, manufacturers, vendors and distributors covering the Property or any part of it; (ii) all liens and security interests on the Property in favor of Seller (including, without limitation, any liens and security interests relating to the Leases), together with any instruments or documents evidencing the same; (iii) to the extent that Seller has any rights therein, the nonexclusive right to use the trade name “Brandywine Crossing” and any and all derivatives and forms thereof; (iv) non-exclusive rights to any and all advertising campaigns and marketing and promotional materials relating to the Property; and (v) non-exclusive rights to any and all artwork, photographs and similar types of intellectual property utilized exclusively in conjunction with the ownership, operation and/or management of the Property (collectively, the “Intangible Property”).

(d) Leases and Security Deposits. All leases in effect or in process on the Closing with respect to the Real Property, including any New Leases, together with any amendments, guarantees and other agreements relating thereto, all rentals, deposits, receivables, reimbursements and other similar items payable by Tenants under the leases, together with all claims, demands, causes of action and other rights against Tenants and all guarantors of the leases with respect to obligations accruing after Closing, together with all of Seller’s right, title and interest in and to all Security Deposits and other collateral relating to the leases (collectively, the “Leases”).

(e) Assumed Contracts. All of the Contracts which Buyer has expressly agreed to assume in writing upon the Closing pursuant to a written notice by Buyer delivered to Seller prior to the expiration of the Investigation Period (collectively, the “Assumed Contracts”). In the event Buyer fails to deliver to Seller Buyer’s written election to assume one or more of the Contracts pursuant to this Section 2.1(e), such failure shall be deemed to constitute Buyer’s election not to assume any of the Contracts.

(f) Permits and Entitlements. To the extent transferrable, all of Seller’s right, title and interest in, to and under: (i) all permits, licenses, certificates of occupancy, approvals, authorizations and orders obtained from any governmental authority and relating exclusively to the Real Property or the business of owning, maintaining and/or managing the Real Property, including, without limitation, all land use entitlements, development rights, density allocations, certificates of occupancy, sewer hook-up rights and all other rights or approvals relating exclusively to or authorizing the ownership, operation, management and/or development of the Real Property; (ii) all preliminary, proposed and final drawings, renderings, blueprints, plans and specifications (including “as-built” plans and specifications), and tenant improvement plans and specifications for the Improvements (including “as-built” tenant improvement plans and specifications); (iii) non-exclusive rights to all surveys for any portion of the Real Property (collectively the “Permits and Entitlements”).

(g) Books and Records. During the term of this Agreement, Seller shall provide Buyer with reasonable access to all books and records relating to the business of owning, operating, maintaining and/or managing the Property, including, without limitation, all accounting, financial, tax, employment, sales and other records related to the Shopping Center (collectively the “Books and Records”), provided that, at Closing, Buyer shall only be entitled to retain copies of such Books and Records and the original Books and Records shall not be transferred to Buyer and shall remain the property of Seller.

Section 2.2 Purchase Price. The purchase price for the Property (“Purchase Price”) shall be the sum of Forty-Five Million Seventy-Eight Thousand Fifty-Eight Dollars ($45,078,058.00). The Purchase Price shall be payable by Buyer to Seller in accordance with the following terms and conditions:

(a) Initial Deposit. Within three (3) Business Days following the Effective Date, Buyer shall deposit into Escrow the sum of Three Hundred Thousand Dollars ($300,000.00), in the form of Cash, which amount shall serve as an earnest money deposit (“Initial Deposit”). Buyer may direct Escrow Agent to invest the Initial Deposit in one or more interest bearing accounts with a federally insured state or national bank located in California, designated by Buyer and approved by Escrow Agent. Subject to the applicable termination and default provisions contained in this Agreement: (i) the Initial Deposit shall remain in Escrow prior to the Closing; (ii) upon the Closing, the Initial Deposit shall be paid to Seller and applied as a credit towards the payment of the Purchase Price; and (iii) all interest that accrues on the Initial Deposit while in Escrow Agent’s control shall belong to Buyer. Buyer shall complete, execute and deliver to Escrow Agent a W-9 Form, stating Buyer’s taxpayer identification number at the time of delivery of the Initial Deposit. All references in this Agreement to the “Initial Deposit” shall mean the Initial Deposit and any and all interest that accrues thereon while in Escrow Agent’s control. Escrow Agent shall promptly notify Seller of its receipt of the Initial Deposit from Buyer.

(b) Closing Deposit. The Purchase Price, less the Initial Deposit (“Closing Deposit”), shall be paid by Buyer to Escrow Agent, in the form of Cash, pursuant to Section 7.1 hereof, and shall be distributed by Escrow Agent to Seller at the Closing, subject to and in accordance with the provisions of this Agreement. Escrow Agent shall promptly notify Seller of its receipt of the Closing Deposit from Buyer.

(c) Survival. The provisions of this Article 2 shall survive the Closing.

ARTICLE 3

ESCROW

Within three (3) Business Days following the Effective Date, Seller and Buyer shall open an escrow (“Escrow”) with Escrow Agent by: (a) Buyer timely depositing with Escrow Agent the Initial Deposit; (b) Seller and Buyer delivering to Escrow Agent fully executed counterpart originals of this Agreement and fully executed counterpart originals of Escrow Agent’s general provisions, which are attached hereto as Exhibit “H” (“General Provisions”). The date of such delivery shall constitute the opening of Escrow and upon such delivery, this Agreement shall constitute joint escrow instructions to Escrow Agent, which joint escrow instructions shall supersede all prior escrow instructions related to the Escrow, if any. Additionally, Seller and Buyer hereby agree to promptly execute and deliver to Escrow Agent any additional or supplementary escrow instructions as may be necessary or convenient to consummate the transactions contemplated by this Agreement provided, however, that neither the General Provisions nor any such additional or supplemental escrow instructions shall supersede this Agreement, and in all cases this Agreement shall control, unless the General Provisions or such additional or supplemental escrow instructions expressly provide otherwise.

ARTICLE 4

INVESTIGATION PERIOD; VOLUNTARY TERMINATION; TITLE

Section 4.1 Investigation Period. During the time period commencing upon the Effective Date of this Agreement, and terminating at 11:59 p.m. on the date that is thirty (30) Calendar Days following the Effective Date (the “Investigation Period”), Buyer shall have the right to conduct and complete an investigation of all matters pertaining to the Property and Buyer’s purchase thereof including, without limitation, the matters described in this Section 4.1.

(a) Seller’s Deliveries. Seller has delivered, to Buyer copies of those items listed on Schedule “1.0,” attached hereto and incorporated herein by reference (collectively, the “Seller’s Deliveries”). Seller will promptly deliver to Buyer supplements and/or updates of Seller’s Deliveries to the extent such items are received by Seller prior to Closing. During the Investigation Period, Buyer shall have the right to conduct and complete an investigation of all matters pertaining to Seller’s Deliveries and all other matters pertaining to the Property and Buyer’s acquisition thereof. In this regard, Buyer shall have the right to contact the Tenants, governmental agencies and officials and other parties and make reasonable inquiries concerning Seller’s Deliveries and any and all other matters pertaining to the Property, provided Buyer shall notify Seller in advance of such contacts and allow Buyer to participate in any and all such conversations. Seller agrees to reasonably cooperate with Buyer in connection with its investigation of Seller’s Deliveries and all other matters pertaining to the Property. Buyer shall keep the Seller’s Deliveries confidential until Closing, provided that Buyer shall be entitled to disclose to Buyer’s agents, employees, consultants, attorneys, accountants, lenders, capital providers and any applicable governmental agencies such information from Seller’s Deliveries as Buyer deems reasonably necessary to evaluate, consummate and enforce the transactions contemplated in this Agreement. Upon any termination of this Agreement, Buyer shall promptly return the Seller Deliveries to Seller.

(b) Survey; Title; Environmental. Buyer shall be responsible for securing the following items, subject to and in accordance with the terms and conditions of this Agreement.

(i) Preliminary Title Report: A current preliminary title report covering the Real Property, together with copies of all documents referred to as exceptions therein, issued by Title Insurer (“Preliminary Title Report”).

(ii) Survey: A current ALTA/ACSM survey of the Real Property, which shall be prepared according to the standards of Buyer (“Updated Survey” or “Survey”).

(iii) Phase I: A phase I environmental audit and architectural and engineering report covering the Real Property, which shall be prepared according to the standards of Buyer (“Phase I”).

Fee title to the Real Property shall be conveyed by Seller to Buyer subject only to the following exceptions to title (collectively, the “Permitted Title Exceptions”):

(1) Non-delinquent real and personal property taxes and assessments.

(2) Any lien voluntarily imposed by Buyer.

(3) Any matters set forth in the Preliminary Title Report and the Survey that are approved, deemed approved or waived by Buyer in accordance with the procedures and within the time periods set forth in Section 4.1(e) hereof.

(4) All new title exceptions approved or deemed approved by Buyer pursuant to Section 5.1(g) or 5.1(j) hereof or otherwise permitted under the terms hereof, including without limitation those new title exceptions permitted under Section 5.1(g) below.

(5) The Leases.

(c) Physical Inspection. Subject to the limitations set forth in this Section 4.1(c) and notwithstanding any provision to the contrary in this Agreement, commencing on the Effective Date and continuing through the Closing or any earlier termination of this Agreement, Buyer shall, after reasonable advance notice to Seller, have the right, at Buyer’s expense, to make inspections (including tests, surveys and other studies) of the Real Property and all matters relating thereto, including, but not limited location of property lines, utility availability and use restrictions, environmental conditions (subject to the limitations above), the manner or quality of the construction of the Improvements, the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Real Property, the effect of applicable planning, zoning and subdivision statutes, ordinances, regulations, restrictions and permits, the character and amount of any fees or charges that must be paid to further develop, improve and/or occupy the Real Property and all other matters relating to the Real Property. Seller shall have the right to accompany Buyer upon all such entries upon the Real Property. Subject to the foregoing restrictions and the restrictions set forth below, prior to Closing, Buyer and its agents, contractors and subcontractors shall have the right to enter upon the Real Property, at reasonable times during ordinary business hours upon reasonable prior notice to Seller, to make inspections and tests as Buyer deems reasonably necessary and which may be accomplished without causing any material damage to the Real Property. Notwithstanding the foregoing, in no event shall Buyer, its agents, contractors or subcontractors conduct any invasive testing on the Real Property without Seller’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Buyer shall not unreasonably interfere with any Tenant, occupant or invitee of the Real Property in making such inspections or tests, and shall return and restore the Property to substantially its original condition prior to such inspections or tests. Buyer shall not permit any liens or encumbrances to be placed against the Real Property in connection with Buyer’s investigation and inspection of the Real Property and/or in connection with Buyer’s activities on the Real Property. Buyer hereby agrees to and shall indemnify, defend and hold harmless Seller and Seller’s members, managers, partners, officers, directors, shareholders, employees, agents, representatives, invitees, successors and assigns (each, a “Seller Indemnitee”), from and against any and all claims, demands, and causes of action for personal injury or property damage, and all damages, judgments, liabilities, costs, fees and expenses (including reasonable attorneys’ fees) resulting therefrom, arising out of any entry onto the Real Property by Buyer, its agents, employees, contractors and/or subcontractors, pursuant to this

Section 4.1(c) hereof, provided, however, Buyer shall not be obligated to indemnify, defend or hold harmless Seller or any Seller Indemnitee for any such claims, demands and/or causes of action or any such damages, judgments, liabilities, costs, fees or expenses caused by: (i) the discovery of conditions that were present before Buyer or its representatives entered onto the Real Property, or the accidental or inadvertent release of any Hazardous Materials that were in, on or under the Real Property prior to such entry; or (ii) the negligent or willful misconduct of Seller or any Seller Indemnitee.

Prior to entry upon the Property under this Section, Buyer shall obtain (or provide evidence of), and shall keep in force during the full term of this Agreement, a policy of commercial general liability insurance issued by an insurance company licensed to do business in the State of Maryland covering any liability arising out of or in connection with entry upon the Property under this Section, with Seller and Faison & Associates, LLC named as additional insureds, and with limits of liability of not less than $1,000,000.00 for each occurrence. Buyer shall furnish a certificate of insurance reasonably satisfactory to Seller, evidencing the required liability insurance coverage, prior to entry on the Property under this Section.

Any and all third party surveys and reports that Buyer receives from its consultants, engineers, surveyors and geologists from investigation of the Property are collectively referred to in this Agreement as the “Buyer Due Diligence Items”. If this Agreement is terminated by either party, then Buyer agrees upon request by Seller to promptly deliver to Seller copies of all Buyer Due Diligence Items, without representation or warranty of any kind, provided that, unless Buyer has defaulted hereunder, Seller must reimburse Buyer for all of its out-of-pocket costs relating to such Buyer Due Diligence Items if it wishes to receive such items from Buyer.

The covenants, agreements and obligations of Buyer set forth in this Section 4.1(c) shall survive the termination of this Agreement and the Closing, as applicable.

(d) Investigation of Permits and Entitlements, Contracts, Leases, Intangible Property, Personal Property and Other Property. Prior to the Closing, Buyer shall have the right, at Buyer’s expense, to conduct and complete an investigation of all matters pertaining to the Permits and Entitlements, Contracts, Leases, Intangible Property, Personal Property and all other items of Property and Buyer’s acquisition thereof. In this regard, at all times prior to the Closing, Buyer shall have the right to contact governmental officials and other parties and make reasonable inquiries concerning the Permits and Entitlements, Contracts, Leases, Intangible Property, Personal Property and all other items of Property, and Buyer shall have no liability whatsoever arising from its investigation except as provided above, and provided Buyer shall notify Seller in advance of such contacts and allow Buyer to participate in any and all such conversations. Seller agrees to reasonably cooperate with Buyer in connection with its investigation of the Permits and Entitlements, Contracts, Leases, Intangible Property, Personal Property and all other matters pertaining thereto.

Without limiting the provisions of Section 4.1(e) below, in the event Buyer disapproves or finds unacceptable, in Buyer’s sole and absolute discretion, any matters reviewed by Buyer during the Investigation Period, Buyer may elect to terminate this Agreement and the Escrow pursuant to the provisions of Section 4.2 hereof.

(e) Objection Matters.

(i) Objection Notice. If Buyer is not satisfied with any of Seller’s Deliveries or its review thereof or if Buyer is not satisfied with any of its due diligence investigation of the Property or any portion thereof, Buyer may give Seller one or more written notices (each, an “Objection Notice”) at any time prior to the expiration of the Investigation Period. Each Objection Notice shall list each item of dissatisfaction or objection (each, an “Objection Matter” and, collectively, the “Objection Matters”). All matters not objected to by Buyer, including without limitation all matters of record concerning the Property as of the Effective Date and all matters shown on the initial Survey, shall be deemed to be Permitted Title Exceptions to the extent such matters relate to fee title to the Real Property, except to the extent such matters constitute Monetary Obligations which Seller is obligated to remove pursuant to the terms and conditions of this Agreement, New Matters pursuant to Section 5.1(j) hereof or as otherwise provided in this Agreement.

(ii) Seller’s Cure Election Notice. If Buyer provides to Seller one or more Objection Notices, Seller shall deliver to Buyer written notice (“Seller’s Cure Election Notice”) within five (5) Business Days after the expiration of the Investigation Period (the “Cure Election Deadline”), of Seller’s election to cure or not cure each of the Objection Matters. Seller shall not be obligated to elect to cure any Objection Matters, other than Monetary Obligations that Seller is obligated to remove pursuant to the terms and conditions of this Agreement. The failure of Seller to timely deliver Seller’s Cure Election Notice on or before the Cure Election Deadline (having received one or more Objection Notices from Buyer prior to the expiration of the Investigation Period) shall be deemed to be an election by Seller not to cure any of the Objection Matters. If Seller elects or is deemed to elect not to cure one or more of the Objection Matters, then Seller shall not be in default under this Agreement (except to the extent such Objection Matters constitute Monetary Obligations that Seller is obligated to remove pursuant to the terms and conditions of this Agreement) and, in such a case, Buyer may exercise either of the following options within five (5) Business Days following the earlier to occur of Buyer’s receipt of Seller’s Cure Election Notice or the Cure Election Deadline: (A) continue this Agreement in effect without modification pursuant to the provisions of Section 4.3(b) hereof and purchase the Property in accordance with the terms and conditions of this Agreement, subject to the Objection Matters which Seller has elected (or is deemed to have elected) not to cure (which will be deemed to constitute “Permitted Title Exceptions” to the extent such Objection Matters relate to fee title to the Real Property), except to the extent such Objection Matters constitute Monetary Obligations which Seller is obligated to remove pursuant to the terms and conditions of this Agreement; or (B) terminate this Agreement and the Escrow pursuant to the provisions of Section 4.2(b) hereof.

(iii) Cure of Objection Matters. If Seller timely elects to cure one or more of the Objection Matters, Seller shall have until the date that is seven (7) Business Days prior to the Closing Date (such period being referred to as, the “Cure Deadline”) to complete its cure of such Objection Matters, and Seller shall pay all costs associated with such cure of the Objection Matters. If Seller fails to timely cure an Objection Matter that Seller has elected to cure on or before the Cure Deadline, then Seller shall be in default under this Agreement and, in such a case, Buyer may exercise either of the following options on or before the Closing Date: (1) continue this Agreement in effect without modification pursuant to the provisions of Section 4.3(c)

hereof and purchase the Property in accordance with the terms and conditions of this Agreement, subject to such Objection Matters which Seller failed to timely cure (which will be deemed to constitute “Permitted Title Exceptions” to the extent such Objection Matters relate to fee title to the Real Property), except to the extent such Objection Matters constitute Monetary Obligations which Seller is obligated to remove; or (2) terminate this Agreement and the Escrow pursuant to the provisions of Section 8.5(a) hereof, unless such Objection Matters are the result of a breach by Seller of one or more of the provisions of Section 5.1 hereof, in which case the provisions of Section 8.6(a) shall govern.

Section 4.2 Election to Terminate. In the event Buyer desires to terminate this Agreement and the Escrow for any reason or for no reason whatsoever, Buyer may elect to terminate this Agreement and the Escrow at any time: (a) by giving Seller written notice of Buyer’s election to terminate (“Buyer’s Election to Terminate”), not later than 11:59 p.m. on the date of expiration of the Investigation Period; (b) if Buyer shall have delivered to Seller one or more Objection Notices prior to the expiration of the Investigation Period and Seller timely elects (or is deemed to elect) not to cure any of such Objection Matters, then Buyer may terminate this Agreement by giving Seller written notice of Buyer’s Election to Terminate not later than 11:59 p.m. on the date that is five (5) Calendar Days after the expiration of the Cure Election Deadline; or (c) if Buyer shall have given one or more Objection Notices prior to the expiration of the Investigation Period and Seller timely elects to cure all of such Objection Matters, if Seller fails to cure to the satisfaction of Buyer the Objection Matters within the Cure Deadline, then Buyer may elect to terminate this Agreement by giving Seller Buyer’s Election to Terminate not later than 11:59 p.m. on the date that is five (5) Calendar Days after the expiration of the Cure Deadline.

Upon any timely election (including any deemed election) by Buyer to terminate this Agreement and the Escrow pursuant to this Section 4.2, this Agreement shall automatically terminate (other than those provisions which expressly provide that they survive any termination of this Agreement). Within two (2) Business Days after Buyer delivers Buyer’s Election to Terminate to Seller pursuant to this Section 4.2 (or within two (2) Business Days after Buyer is deemed to have elected to terminate this Agreement and the Escrow pursuant to this Section 4.2, as applicable), and without the need of any further authorization or consent from Seller, Escrow Agent shall cause to be paid to Buyer the Initial Deposit, together with all interest accrued thereon. Seller and Buyer shall execute such cancellation instructions as may be necessary to effectuate the cancellation of the Escrow, as may be required by Escrow Agent. Any escrow cancellation, title cancellation or other cancellation costs in connection therewith shall be borne by Buyer.

Section 4.3 Election Not to Terminate. In the event Buyer desires not to terminate this Agreement and the Escrow, Buyer shall deliver written notice to Seller of Buyer’s election not to terminate this Agreement (“Buyer’s Election Not to Terminate”): (a) on or before 11:59 p.m. on the date of expiration of the Investigation Period; or (b) if Buyer shall have delivered one or more Objection Notices to Seller prior to the expiration of the Investigation Period and Seller timely elects (or is deemed to elect) not to cure any of such Objection Matters, then Buyer may elect not to terminate this Agreement by delivering to Seller Buyer’s Election Not to Terminate on or before 11:59 p.m. on the date that is five (5) Calendar Days after the expiration of the Cure Election Deadline; (c) if Buyer shall have delivered one or more Objection Notices prior to the expiration of the Investigation Period and Seller timely elects to cure all of such Objection Matters, if Seller fails to cure to the satisfaction of Buyer such Objection Matters within the Cure Deadline, then Buyer may elect not to terminate this Agreement by giving to Seller Buyer’s Election Not to Terminate on or before 11:59 p.m. on the date that is five (5) Calendar Days after the expiration of the Cure Deadline. Buyer’s Election Not to Terminate pursuant to Section 4.3(c) hereof shall be subject to Seller’s obligation to cure any Objection Matters which Seller has elected to endeavor to cure, if any, pursuant to Section 4.1(e) hereof and shall also be subject to the timely performance and satisfaction by Seller of all of the covenants, agreements and obligations of Seller pursuant to this Agreement. If Seller fails to timely cure an Objection Matter that Seller has elected to cure on or before the Cure Deadline, then Seller shall be in default under this Agreement and Buyer shall have the rights afforded to Buyer pursuant to Section 4.1(e)(iii) hereof.

In the event Buyer fails to timely deliver to Seller Buyer’s Election Not to Terminate in accordance with the provisions of this Section 4.3, such failure shall be deemed to constitute Buyer’s Election to Terminate this Agreement in accordance with the terms and conditions of Section 4.2 hereof.

ARTICLE 5

PRE-CLOSING OBLIGATIONS OF SELLER and BUYER

Section 5.1 Seller’s Pre-Closing Obligations. Seller hereby covenants and agrees as follows:

(a) Operations. During the time period commencing upon the Effective Date and terminating upon the Closing or the earlier termination of this Agreement, subject to the provisions of Section 8.3 hereof, Seller shall operate and manage the Real Property substantially in accordance with its customary practices.

(b) Maintenance. During the time period commencing upon the Effective Date and terminating upon the Closing or the earlier termination of this Agreement, subject to the provisions of Section 8.3 hereof and the terms and conditions of the Leases, Seller shall maintain the Real Property in substantially its present condition, subject to normal wear and tear, and Seller shall not diminish the quality or quantity of maintenance and upkeep services heretofore provided to the Real Property.

(c) Leases. During the time period commencing upon the Effective Date and terminating upon the Closing or the earlier termination of this Agreement, subject to the provisions of Section 8.3 hereof, Seller shall administer and timely perform all of its obligations under the Leases, shall not commit any default under the Leases and shall use commercially reasonable and diligent efforts to cause any default by any Tenant under the Leases to be cured prior to the Closing Date. In the event Seller enters into any new Lease or amends, renews, extends or expands any existing Lease (each, a “Proposed New Lease”) prior to the expiration of the Investigation Period, Seller shall provide Buyer a copy of such Proposed New Lease within three (3) Business Days after entering into any such Proposed New Lease, and Buyer shall have until the expiration of the Investigation Period to review and approve or disapprove any such Proposed New Lease as if the same had been provided to Buyer pursuant to Section 4.1(a)

hereof, provided in no event shall Buyer have less than five (5) Business Days prior to the expiration of the Investigation Period to complete such review (provided further that the sole remedy and right of Buyer if it disapproves any such Proposed New Lease shall be to terminate this Agreement pursuant to the provisions of Section 4.2). In the event Buyer does not object to any Proposed New Lease entered into by Seller the Investigation Period, Buyer shall be deemed to have approved such Proposed New Lease for purposes of this Section 5.1(c). During the time period commencing upon the expiration of the Investigation Period and terminating on the Closing or the earlier termination of this Agreement, as applicable, Seller shall not enter into any Proposed New Lease (other than a renewal, extension or expansion by a Tenant pursuant to existing rights in such Tenant’s applicable Lease, the exercise of which do not require Seller’s prior consent) without the prior written consent of Buyer in each instance, which consent may be granted or withheld in Buyer’s sole discretion. All Proposed New Leases which are approved (or deemed approved) by Buyer pursuant to the provisions of this Section 5.1(c), and which are subsequently entered into and executed by Seller, shall be deemed to constitute a “New Lease” for purposes of this Agreement. All references in this Agreement to the “Leases” shall mean and include any New Leases entered into by Seller and approved by Buyer pursuant to this Section 5.1(c).

(d) Notices/Violations. During the time period commencing upon the Effective Date of this Agreement and terminating on the Closing or the earlier termination of this Agreement, Seller shall promptly deliver to Buyer any and all material notices and/or other written communications delivered to or received from: (i) any Tenant; (ii) any party under any of the Contracts; and/or (iii) any governmental authority. During the time period commencing upon the Effective Date of this Agreement and terminating on the Closing or the earlier termination of this Agreement, Seller shall deliver to Buyer prompt notice of: (i) the occurrence of any inspections of the Property by any governmental authority that are not in the ordinary course of business; (ii) any actual or alleged default by a party to any Contract known to Seller; (iii) any actual or alleged default by any party to any Lease known to Seller; (iv) any notices of violations of laws, ordinances, orders, directives, regulations or requirements received by Seller from any governmental agency against or affecting Seller or any part or aspect of the Property.

(e) Assumed Contracts. During the time period commencing upon the Effective Date and terminating upon the Closing or the earlier termination of this Agreement, subject to the provisions of Section 8.3 hereof, Seller shall administer and timely perform all of its material obligations under the Contracts. Furthermore, during the time period commencing upon the expiration of the Investigation Period and terminating on the Closing or the earlier termination of this Agreement, as applicable, Seller shall not terminate, amend or modify any of the Assumed Contracts or enter into any new Contract, without the prior written consent of Buyer in each instance, which consent may be granted or withheld in Buyer’s reasonable discretion. Seller agrees that, except for the Assumed Contracts, prior to the Closing Seller shall be responsible for terminating all Contracts and other obligations (including, but not limited to, any and all management, listing and/or leasing agreements) relating to the maintenance, operation, management and leasing of the Property, and Seller shall be liable for any risks, costs and penalties related to such termination. Seller shall use commercially reasonable efforts to obtain, on or before the Closing, all requisite consents of third parties to the assignment to and assumption by Buyer of the Assumed Contracts.

(f) Monetary Obligations. Seller shall pay and satisfy in full any and all Monetary Obligations on or before the Closing Date, provided that Seller may use the proceeds of the sale to do so.

(g) New Liens, Liabilities or Encumbrances. During the time period commencing upon the Effective Date and terminating on the expiration of the Investigation Period or the earlier termination of this Agreement, Seller shall provide Buyer with copies of any new documents, agreements and/or other instruments recorded or proposed to be recorded by Seller against the Property (each, a “New Encumbrance”), and Buyer shall have until the expiration of the Investigation Period to review and approve or disapprove any such New Encumbrance as if the same had been provided to Buyer pursuant to Section 4.1(a) hereof, provided in no event shall Buyer have less than five (5) Business Days prior to the expiration of the Investigation Period to complete such review (and further provided that the sole remedy and right of Buyer if it disapproves of such New Encumbrance shall be to terminate this Agreement pursuant to Section 4.2). If Buyer does not object to such New Encumbrance during the Investigation Period, the New Encumbrance shall be deemed approved and shall be a Permitted Title Exception that may be recorded any time at or prior to Closing (or if not recorded at or prior to Closing, Buyer agrees to cooperate in the execution, delivery and recording of such instruments after Closing, this obligation to survive Closing). During the time period commencing upon the expiration of the Investigation Period and terminating on the Closing or the earlier termination of this Agreement, as applicable, Seller shall not cause, grant or permit any new liens, liabilities, encumbrances or exceptions to title to the Property without the prior written consent of Buyer in each instance, which consent may be granted or denied in the sole and absolute discretion of Buyer, except for any New Encumbrance approved or deemed approved as provided above and the Brandywine Amendment Agreements (as defined below). Seller shall have the right to cause, grant, permit and record the following New Encumbrances:

•	An Agreement between Seller and Buyer to Convey and Reconvey certain land related to the Safeway Gas Premises, which Seller and Buyer shall execute at Closing as provided in Articles 6 and 7 below,

•	An easement benefiting the Excluded Land over the property covered by the Agreement to Convey and Reconvey referenced above,

•	A Third Amendment to the declaration governing the industrial park of which the Property is a part,

•	A Second Amendment to the Operation and Easement Agreement referenced in Section 6.1(l) below,

•	A Cross Access Agreement and Use Restriction Agreement,

•	A Declaration regarding Outparcel 8, and

•	A Re-Subdivision Plat (collectively the “Brandywine Amendment Agreements”).

Seller acknowledges that Buyer shall have the right to review and approve or disapprove of the Brandywine Amendment Agreements during the Investigation Period (provided that the sole remedy and right of Buyer if it disapproves shall be to terminate this Agreement as permitted above pursuant to Section 4.2), copies of which shall be provided by Seller to Buyer during the Investigation Period. Subject to Buyer’s right to terminate this Agreement pursuant to Section 4.2, Buyer and Seller agree to amend this Agreement prior to the expiration of the Investigation Period to attach copies of the Brandywine Amendment Agreements as a new Exhibit “M” to this Agreement. The Brandywine Amendment Agreements shall be executed and recorded at or prior to Closing such that they encumber all or portions of the Land (or if not recorded at or prior to Closing, Buyer agrees to cooperate in the execution, delivery and recording of such instruments after Closing, this obligation to survive Closing). Buyer agrees to execute and deliver each Brandywine Amendment Agreement to which it is a party. Buyer agrees that the Brandywine Amendment Agreements may be modified prior to execution and recording as long as such modifications do not have a material adverse effect on Buyer or the Property, such determination to be made by Buyer in Buyer’s sole, but reasonable, discretion.

Buyer and Seller acknowledge that the following parcels of the Land are or will be located in a Tax Increment Financing District (the “Brandywine TIF District”): (1) The outparcel of the Land leased to Safeway for operation of its retail gasoline sales pad and related improvements, as described as Parcel 6 on Exhibit A-2 attached hereto (the “Safeway Gas Parcel”), (2) Outparcel 8, as described on Exhibit A-2 attached hereto (the “Outparcel 8”), (3) Outlot A, as described on Exhibit “A-2” attached hereto (the “Outlot A”), (4) Parcel A, as described on Exhibit “A-2” attached hereto (the “Parcel A”), and Lot 18, as described on Exhibit “A-2” attached hereto (the “Lot 18”). The Safeway Gas Parcel and Outparcel 8 are part of the Real Property. Outlot A, Parcel A and Lot 18 are not part of the Real Property (and are part of the Excluded Land), but Outlot A, and a portion of Lot 18 and Parcel A, will be conveyed to Buyer at and/or after Closing, subject to the obligation of Buyer to convey Outlot A and such portions of Lot 18 and Parcel A to Seller or a transferee to be designated by Seller, subject to and in accordance with the terms and conditions of the Brandywine Amendment Agreements. From and after Closing, Buyer agrees to reasonably cooperate with Seller to satisfy any remaining requirements to establish the Brandywine TIF District, provided that Seller shall bear the cost of satisfying such requirements. Seller shall be entitled to all payments made as a result of the Brandywine TIF District.

(h) Tenant Estoppel Certificates. On or before the Estoppel Delivery Deadline, Seller shall use commercially reasonable efforts to deliver to Buyer a fully completed and executed estoppel certificate from each of the Tenants (each, a “Tenant Estoppel Certificate”), each of which shall be dated effective no earlier than thirty (30) Calendar Days prior to the date of delivery. To be accepted by Buyer, each Tenant Estoppel Certificate must be duly executed by the applicable Tenant of the applicable Lease, and, except as provided below, must contain substantially the same terms and be in substantially the same form and substance as the form of certificate attached hereto as Exhibit I and incorporated by reference herein; provided, however, that if (i) a form of estoppel certificate is attached to or otherwise prescribed in an applicable Lease, or (ii) the applicable Lease provides that a particular form of estoppel certificate be used, then such form (but not the content) shall be deemed to be acceptable to

Buyer; provided, however, that Buyer shall have the right to review and approve or disapprove of all matters relating to the Leases and the forms of estoppel prescribed therein during the Investigation Period in accordance with the procedures set forth in Section 4.1 hereof. Seller shall also use commercially reasonable efforts to deliver to Buyer Tenant Estoppel Certificates duly executed by the guarantors of the Leases, as applicable. Buyer acknowledges that Tenant Estoppel Certificates may be appropriately modified for Tenants that are not yet open, ground leases and other relevant facts regarding each Lease, provided such modified Tenant Estoppel Certificates shall be subject to Buyer’s review and approval in accordance with the provisions of this Section 5.1(h).

In the event Seller is unable to obtain Tenant Estoppel Certificates from: (1) all of the Major Tenants; and (2) Shop Tenants representing the Minimum Tenant Square Footage Requirement, on or before the Estoppel Delivery Deadline, then Buyer, as its sole remedy, shall have the right to terminate this Agreement and the Escrow in accordance with the provisions of Section 8.5(a) hereof. In the event Seller is able to obtain Tenant Estoppel Certificates from: (I) all of the Major Tenants; and (II) Shop Tenants representing the Minimum Tenant Square Footage Requirement, on or before the Estoppel Delivery Deadline, but Seller is not able to obtain Tenant Estoppel Certificates from all of the other Shop Tenants, then Seller shall deliver to Buyer, prior to the Estoppel Delivery Deadline, a landlord estoppel certificate in the form of Exhibit “J,” attached hereto and incorporated herein by reference (each, a “Landlord Estoppel Certificate”), with respect to each Shop Tenant Lease for which a Tenant Estoppel Certificate has not been obtained in lieu of the Tenant Estoppel Certificate for such Lease. If Seller has not timely delivered a Tenant Estoppel Certificate from those Shop Tenants representing the Minimum Tenant Square Footage Requirement, or alternatively, if Seller has timely delivered a Tenant Estoppel Certificate from those Shop Tenants representing the Minimum Tenant Square Footage Requirement, but has not provided a Tenant Estoppel Certificate nor provided a Landlord Estoppel Certificate to Buyer with respect to any remaining Lease before the Estoppel Delivery Deadline, then the provisions of Section 8.5(a) shall govern.

(i) Approval or Disapproval of Estoppel Certificates. Buyer shall have the right, acting reasonably, to approve or disapprove of the Estoppel Certificates. If Buyer disapproves of any Estoppel Certificate, then Buyer may deliver to Seller written notice of Buyer’s disapproval (“Estoppel Objection Notice”) within three (3) Business Days following Buyer’s receipt of the last of all the Estoppel Certificates. The Estoppel Objection Notice shall describe in reasonable detail each item of dissatisfaction or objection in particular (each, an “Estoppel Objection Matter” and collectively, the “Estoppel Objection Matters”). Unless Seller receives an Estoppel Objection Notice within such three (3) Business Day period, Buyer shall be deemed to have approved all such Estoppel Certificates. If Seller receives an Estoppel Objection Notice within such three (3) Business Day period, then Seller may, but shall not be obligated to, agree to cure some or all of the Estoppel Objection Matters described in such Estoppel Objection Notice by delivering written notice (“Estoppel Cure Notice”) to Buyer of Seller’s election to cure some or all of the Estoppel Obligation Matters within one (1) Business Day following Seller’s receipt of Buyer’s Estoppel Objection Notice. If Seller fails to deliver Seller’s Estoppel Cure Notice to Buyer within such time period, Seller shall be deemed to have elected not to cure any such Estoppel Objection Matters. If Seller timely elects to cure one or more of the Estoppel Objection Matters, then Seller shall have until the last Business Day immediately preceding the Closing Date to cure such Estoppel Objection Matters that Seller has committed to cure, and shall pay all costs associated with such cure.

(ii) Estoppel Remedies. If Seller either: (a) fails to cure an Estoppel Objection Matter that Seller has elected to cure by the Closing; or (b) elects (or is deemed to elect) not to cure one or more of the Estoppel Objection Matters, then Seller shall not be in default under this Agreement and, in such a case, Buyer may exercise one of the following options: (1) continue this Agreement in effect without modification and purchase and acquire the Property in accordance with the terms and conditions of this Agreement, subject to such Estoppel Objection Matters; or (2) terminate this Agreement and the Escrow pursuant to the provisions of Section 8.5(a) hereof. If Seller elects, or is deemed to elect, not to cure, Buyer must make its election under this paragraph no later than the third (3rd) Business Day immediately preceding the Closing Date. If it fails to do so, Buyer shall be deemed to have elected option (1) above.

(i) Termination of Negotiations. During the term of this Agreement, Seller shall not negotiate with any other Person other than Buyer for the sale or disposition of the Property.

(j) New Matters.

(i) New Matters Notice. In the event that prior to the Closing, (A) any new title exceptions (other than the Brandywine Amendment Agreements and any other New Encumbrances approved or deemed approved as provided in subsection (g) above) are discovered or revealed, which new title exceptions were not otherwise set forth or referred to in the Preliminary Title Report or the Survey, and which are not the result of an act or omission of Buyer, or its agents or representatives; (B) altered circumstances relating to the Real Property and/or the Improvements (other than alterations resulting from an act or omission of Buyer, or its agents or representatives) cause any title exceptions that were included in the Preliminary Title Report or the Survey to now have a material adverse effect on the Real Property and/or the Improvements; (C) any item which was included as part of Seller’s Deliveries that Seller delivered to Buyer in accordance with the terms and conditions of this Agreement, is subsequently modified, supplemented or amended in any material adverse respect; or (D) any item which would have been included as part of Seller’s Deliveries, but was not in existence, not issued or otherwise not available for delivery to Buyer in accordance with the terms and conditions of this Agreement, is subsequently issued or becomes available and such item has a material adverse effect on the Property (each, a “New Matter” and collectively, the “New Matters”), then Seller shall immediately deliver written notice to Buyer disclosing the existence of such New Matters (the “New Matters Notice”) upon learning of the same, together with copies of all documents, agreements, items or instruments relating thereto.

(ii) New Matters Objection Notice. If Buyer is not satisfied with one or more of the New Matters disclosed in Seller’s New Matters Notice, Buyer may give Seller written notice (the “New Matters Objection Notice”) within five (5) Business Days (but in no event later than the Closing Date), after the date of Buyer’s receipt of such New Matters Notice. In the event Buyer fails to timely object to a New Matter, such New Matter shall be deemed to constitute a “Permitted Title Exception” to the extent such New Matter relates to fee title to the Real Property, except to the extent such New Matters are Monetary Obligations which Seller is obligated to remove pursuant to the terms and conditions of this Agreement. Each New Matters Objection Notice shall list each item of dissatisfaction or objection with respect to such New Matters (each, a “New Matters Objection” and collectively, the “New Matters Objections”).

(iii) New Matters Cure Notice. Seller shall have the right, but not the obligation, to elect to cure, at Seller’s sole cost and expense, one or more of the New Matters Objections by delivering written notice of such election to Buyer within two (2) Business Days of Seller’s receipt of a New Matters Objections Notice (the “New Matters Cure Notice”). The failure of Seller to timely make an election to cure or not cure the New Matters Objections shall be deemed to be an election by Seller not to cure any of the New Matters Objections. In the event Seller timely elects or is deemed to elect not to cure one or more of the New Matters Objections then Buyer may, within five (5) Calendar Days after Buyer’s receipt of Seller’s New Matters Cure Notice, elect to either: (A) continue this Agreement in effect without modification and purchase and acquire the Property in accordance with the terms and conditions of this Agreement, subject to the New Matters which Seller has elected not to cure (which will be deemed to constitute “Permitted Title Exceptions” to the extent such New Matters relate to fee title to the Real Property), except to the extent such New Matters constitute Monetary Obligations which Seller is obligated to remove pursuant to the terms and conditions of this Agreement; or (B) terminate this Agreement and the Escrow pursuant to the provisions of Section 8.5(a) hereof, unless such New Matter is the result of a breach by Seller of one or more of the provisions of this Section 5.1, in which case the provisions of Section 8.6(a) hereof shall govern. If Seller elects, or is deemed to elect, not to cure, Buyer must make its election under this paragraph within three (3) Business Days. If it fails to do so, Buyer shall be deemed to have elected option (A) above.

(iv) Cure of New Matters Objections. If Seller timely elects to cure one or more of the New Matters Objections, Seller shall have until the last Business Day immediately preceding the Closing Date to cure such New Matters Objections to Buyer’s reasonable satisfaction, provided, however, if one or more of such New Matters Objections cannot reasonably be cured on or before the last Business Day immediately preceding the Closing Date, then Seller shall have the right to extend the Closing Date for ten (10) Business Days in order to effectuate such cure. In such a case, all references in this Agreement to the “Closing Date” shall mean the Closing Date, as the same may be extended pursuant to this Section 5.1(j). If Seller fails to timely cure one or more of the New Matters Objections that Seller has elected to cure, then Buyer may, at any time on or before the Closing Date, elect to either: (A) continue this Agreement in effect without modification and purchase and acquire the Property in accordance with the terms and conditions of this Agreement, subject to the New Matters Seller failed to timely cure (which will be deemed to constitute “Permitted Title Exceptions” to the extent such New Matters relate to fee title to the Real Property), except to the extent such New Matters constitute Monetary Obligations which Seller is obligated to remove pursuant to the terms and conditions of this Agreement; or (B) terminate this Agreement and the Escrow pursuant to the provisions of Section 8.5(a) hereof, unless such New Matter is the result of the breach by Seller of one or more of the provisions of this Section 5.1, in which case the provisions of Section 8.6(a) shall govern. Notwithstanding any provision in this Agreement to the contrary, in no event shall the term “Permitted Title Exceptions” include any Monetary Obligation, and Seller hereby agrees to and shall pay all Monetary Obligations on or before the Closing, provided that Seller may use its proceeds from the Closing to do so.

Section 5.2 SEC Requirements. Upon Buyer’s written request, for a period of two (2) years following the Closing, Seller shall make Seller’s Books and Records available to Buyer for inspection, copying and audit by Buyer’s designated accountants, at Buyer’s expense, to enable or assist any of the Public Reporting Entities, or their successors and assigns, to make any necessary or appropriate filings (as specified on Exhibit “K,” attached hereto and incorporated herein by reference), if, as and when such filing may be required by the Securities and Exchange Commission (“SEC”) or otherwise by applicable law. Furthermore, and without limiting the foregoing, for a period of two (2) years following the Closing, Seller, or, in the event Seller is dissolved, an Affiliate of Seller selected by Seller and reasonably acceptable to Buyer shall execute the form of audit letter contained in Exhibit “L,” attached hereto and incorporated herein by reference, as the same may be modified from time to time with the mutual approval of Buyer and Seller, approval not to be unreasonably withheld.

(a) Seller Entity Requirements. For a minimum of ten (10) months following the Closing, Seller shall not dissolve or liquidate and shall remain in existence.

(b) Survival. The covenants and agreements set forth in this Section 5.2 hereof shall survive the Closing for a period of two (2) years.

Section 5.3 Buyer’s Pre-Closing Obligations. Buyer hereby covenants and agrees that it will use commercially reasonable and diligent efforts to satisfy all conditions to Closing applicable to Buyer’s obligations hereunder.

ARTICLE 6

SELLER’S DELIVERIES

Section 6.1 Seller’s Deliveries to Escrow Agent at Closing. On or before 5:00 p.m. on the last Business Day prior to the Closing Date, Seller shall deliver to Escrow Agent the items described in this Article 6.

(a) Seller’s Deed. One (1) original of Seller’s Deed, duly executed and acknowledged by Seller. Pursuant to Section 12.1(a)(i) hereof, all documentary transfer tax information shall be affixed to Seller’s Deed after recordation.

(b) Bill of Sale. One (1) original of the Bill of Sale, duly executed by Seller.

(c) Certificate of Non-Foreign Status. One (1) original of the Certificate of Non-Foreign Status, duly executed and acknowledged by Seller.

(d) Assignment and Assumption of Leases and Security Deposits. Two (2) counterpart originals of the Assignment and Assumption of Leases, duly executed by Seller.

(e) Assignment and Assumption of Contracts. Two (2) counterpart originals of the Assignment and Assumption of Contracts, duly executed by Seller.

(f) Assignment of Permits, Entitlements and Intangible Property. Two (2) counterpart originals of Assignment of Permits, Entitlements and Intangible Property, duly executed by Seller.

(g) Conveyance and Reconveyance Agreement. Two (2) counterpart originals of the Conveyance and Reconveyance Agreement that will be one of the Brandywine Amendment Agreements, duly executed by Seller, and to be recorded at Closing.

(h) REA Notice. A copy of a letter from Seller to each party to any reciprocal easement and/or other easement or restrictive agreement which effect the Real Property stating that the Real Property has been sold and that all notices under the such agreement relating to the Real Property should now be addressed to Buyer, if any such agreements require such notice.

(i) Seller’s Charges. All charges to Seller at Closing may, as Seller directs, be paid from Seller’s proceeds at Closing.

(j) Seller’s Affidavits; Certificates and Evidence of Authority. (a) Any and all affidavits, indemnities and any other written documentation reasonably required by the Title Insurer as a condition to the issuance of the ALTA Extended Coverage Policy; and (b) to the extent reasonably required by the Title Insurer, Escrow Agent and/or Buyer, as applicable, evidence that Seller and those acting for Seller have full authority to consummate the transaction contemplated by this Agreement, as modified through the Closing including, without limitation, certified copies of the corporate or other resolutions authorizing the transaction contemplated by this Agreement.

(k) Seller’s Closing Statement. Seller’s Closing Statement, duly executed by Seller.

(l) Assignment of Rights under Shopping Center Agreements. At Closing, Seller shall execute and deliver any agreements necessary to assign to Buyer, and Buyer shall execute and deliver any such document(s) to accept and assume, all of Seller’s rights and obligations under the following documents to the extent relating solely to the Real Property: (i) the Declaration of Covenants, Conditions and Restrictions Brandywine Crossing Stormwater Management recorded in Liber 29831, Folio 207, in the Prince George’s County Land Records, (ii) the Declaration of Covenants, Conditions, Easements and Restrictions recorded in Liber 14836, Folio 537, as amended by a First Amendment recorded in Liber 18301, Folio 717, and a Second Amendment recorded in Liber 29150, Folio 151, all in the Prince George’s County Public Registry, and (iii) the Operation and Easement Agreement recorded in Liber 29306, Folio 195, as amended by a First Amendment to Operation and Easement Agreement dated April 5, 2010, recorded among the Land Records in Liber 31634 at folio 565, and pursuant to the Brandywine Amendment Agreements; provided, however, if any approval of a third party of such assignment and assumption required under the terms of any such document has not been obtained as of the date of Closing, (a) Buyer and Seller shall execute the agreement(s) providing for such assignment and assumption at Closing, (b) such agreement(s) shall be held in escrow by Escrow Agent until all required approvals are obtained, (c) Buyer and Seller shall cooperate to obtain all required approvals as soon as possible, (d) such agreement(s) shall be released from escrow and recorded in the Prince George’s County Land Records when all necessary approvals have been obtained, and (e) until such agreement(s) are released from escrow as provided above, Seller and Buyer shall cooperate to give effect to the intent of such agreement(s) to the maximum extent possible without making the assignment(s) and assumption(s) provided for therein effective.

(m) Additional Documents. Such additional documents, instructions or other items as may be necessary or appropriate to comply with the provisions of this Agreement and to effect the transactions contemplated hereby, provided that such additional documents, instructions or other items shall not cause any additional liability, cost or obligation to Seller, except as otherwise provided for in this Agreement.

Section 6.2 Seller’s Deliveries to Buyer at Closing. Within five (5) Business Days after the Closing, Seller shall deliver to Buyer the items described in this Section 6.2.

(a) Leases, Assumed Contracts, Permits and Entitlements and Intangible Property. Originals, or if the originals are not available, copies of all of the Leases, Assumed Contracts, Permits and Entitlements and Intangible Property in Seller’s possession or control.

(b) Tenant Notification Letters. A letter to each of the Tenants under the Leases, to be prepared by Buyer and be in form and substance reasonably satisfactory to Seller, advising such Tenants of the sale of the Property to Buyer and directing the Tenants to tender all future payments under the Leases to Buyer.

(c) Rent Roll. An updated, current rent roll relating to the Real Property, certified by Seller as being true and correct as of the Closing Date.

(d) Keys. All keys and security cards, if any, relating to the Real Property that are in Seller’s possession, and such additional documents, instructions or other items as may be necessary to operate any security systems on the Real Property.

ARTICLE 7

BUYER’S DELIVERIES

On or before 9:00 a.m. on the Closing Date, Buyer shall deliver to Escrow Agent the items described in this Article 7.

Section 7.1 Closing Deposit. The Closing Deposit for the Property pursuant to Section 2.2(b) hereof.

Section 7.2 Assignment and Assumption of Leases and Security Deposits. Two (2) counterpart originals of the Assignment and Assumption of Leases and Security Deposits, duly executed by Buyer.

Section 7.3 Assignment and Assumption of Contracts. Two (2) counterpart originals of the Assignment and Assumption of Contracts, duly executed by Buyer.

Section 7.4 Assignment of Permits, Entitlements and Intangible Property. Two (2) counterpart originals of the Assignment of Permits, Entitlements and Intangible Property, duly executed by Buyer.

Section 7.5 Conveyance and Reconveyance Agreement. Two (2) counterpart originals of the Conveyance and Reconveyance Agreement referenced above, duly executed by Buyer.

Section 7.6 Buyer’s Charges. In addition to the Purchase Price and other funds deposited by Buyer with Escrow Agent, funds sufficient to pay all amounts required to be paid by Buyer in accordance with the provisions of Article 11 hereof, in the form of Cash.

Section 7.7 Evidence of Authority. To the extent required by the Title Insurer, Escrow Agent and/or Seller, as applicable, evidence that Buyer and those acting for Buyer have full authority to consummate the transaction contemplated by this Agreement, as modified through the Closing including, without limitation, certified copies of the corporate or other resolutions authorizing the transactions contemplated by this Agreement.

Section 7.8 Buyer’s Closing Statement. Buyer’s Closing Statement, duly executed by Buyer.

Section 7.9 Additional Documents. Such additional documents, instructions or other items as may be necessary or appropriate to comply with the provisions of this Agreement and to effect the transactions contemplated hereby, provided that such additional documents, instructions or other items shall not cause any additional liability, cost or obligation to Buyer, except as otherwise provided for in this Agreement, including without limitation any agreement pursuant to Section 6.1(l) above.

ARTICLE 8

CONDITIONS TO CLOSING; CLOSING;

AND TERMINATION UPON DEFAULT

Section 8.1 Conditions to Obligations of Buyer. The Closing of the transaction contemplated pursuant to this Agreement and Buyer’s obligation to purchase the Property are subject to satisfaction, prior to the Closing Date, of all of the conditions set forth below, the determination of the satisfaction of which shall be made by Buyer, in its reasonable discretion. Seller hereby acknowledges and agrees that each of the conditions set forth in this Section 8.1 are for the benefit of Buyer and may only be waived by Buyer in its sole but reasonable discretion.

(a) Delivery of Items. Seller shall have timely delivered to Escrow Agent all of the items to be delivered by Seller pursuant to Section 6.1 hereof.

(b) Performance of Obligations. Seller shall have timely performed and satisfied all of the obligations under this Agreement to be performed by Seller prior to the Closing.

(c) Title Commitment. Subject to the terms of this Section 8.1(c), Title Insurer is committed to issue an American Land Title Association Owner’s Policy of Title Insurance with Extended Coverage (ALTA Form 2006), or its state equivalent, together with such endorsements generally available in Maryland as may be requested by Buyer during the Investigation Period (provided that Buyer shall pay for such endorsements), and which Title Insurer agreed to issue during the Investigation Period pursuant to a pro forma title policy delivered by Title Insurer to Buyer (copy to Seller) during the Investigation Period, with liability in the amount of the Purchase Price, insuring that fee title to the Real Property is vested in Buyer, subject only to: (i) the exclusions listed in the “Exclusions from Coverage” of the ALTA

Extended Coverage Title Policy; and (ii) the Permitted Title Exceptions (“ALTA Extended Coverage Policy” or the “Title Policy”). Notwithstanding the foregoing terms of this Section 8.1, if Buyer elects to receive an extended coverage policy of title insurance, Buyer shall be responsible for obtaining (and copying Seller with) a pro forma policy from Title Insurer during the Investigation Period indicating Title Insurer’s agreement to issue the ALTA Extended Coverage Policy in such form and with such endorsements as may be attached thereto, and the failure of Buyer to obtain such a pro forma title policy from Title Insurer during the Investigation Period and subsequent inability of Buyer to obtain the ALTA Extended Coverage Policy from Title Insurer in the form requested by Buyer, shall not be deemed a failure of a condition to Buyer’s Closing obligations under this Agreement.

(d) Representations and Warranties. All of Seller’s representations and warranties set forth in this Agreement shall be true and correct in all material respects on the Closing Date as though made at the time of Closing. Without limiting the foregoing, on or before the Closing Date, Seller shall have delivered to Buyer a written certificate, duly executed by Seller, certifying that all of the representations and warranties of Seller set forth in this Agreement are true and correct, in all material respects, as of the Closing.

(e) Litigation. No suit, action, claim or other proceeding shall have been instituted or threatened against Seller which results, or reasonably might be expected to result, in the transactions contemplated by this Agreement being enjoined or declared unlawful, in any lien attaching to or against the Property and/or in any liabilities or obligations being imposed upon Buyer or the Property, other than the Permitted Title Exceptions.

(f) Damage or Destruction. There shall have been no Material Loss.

(g) Condemnation Proceeding. No Condemnation Proceeding shall have been instituted or be threatened against all or any portion of the Real Property.

(h) No Bankruptcy. There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other laws for relief of debtors contemplated or filed by any Tenant or Seller or pending against any Tenant or Seller.

(i) Estoppel Objection Matters. Seller cures to the satisfaction of Buyer all Estoppel Objection Matters that Seller elects to cure pursuant to Section 5.1(h) hereof.

(j) New Matters Objections. Seller cures to the satisfaction of Buyer all New Matters objections that Seller elects to cure pursuant to Section 5.1(j)(iii) hereof.

(k) Rosewick Agreement. Seller and Buyer shall have consummated or will consummate concurrently with the Closing herewith, the transactions contemplated under the Rosewick Agreement. Notwithstanding any provision to the contrary set forth in this Agreement, any default by Seller under the Rosewick Agreement shall be deemed to constitute a default by Seller under this Agreement, and upon any such default, Buyer shall have the right to exercise the remedies set forth in Section 8.6(a) hereof.

(l) Termination of Contracts. Seller shall have terminated, effective as of a date not later than the Closing Date, all of the Contracts (other than the Assumed Contracts) that would be binding on Buyer or the Property following Closing and have paid all amounts due under such Contracts up to and through the effective date of termination including, without limitation, any termination fees or similar payments, and neither Buyer nor the Property shall be bound thereby or have any liabilities or obligations thereunder. The covenants and agreements contained in this Section 8.1(l) shall survive the Closing indefinitely.

Buyer may waive any of the conditions set forth in this Section 8.1 by delivery of written notice to Seller on or before the Closing. Without limiting the foregoing, Escrow Agent shall assume that each of the conditions set forth in Section 8.1(b) shall have been satisfied as of the Closing Date, unless Buyer shall have given written notice to the contrary to Escrow Agent on or before the Closing Date.

Section 8.2 Conditions to Obligations of Seller. The Closing of the transactions contemplated pursuant to this Agreement and the obligation of Seller to sell, convey, assign, transfer and deliver the Property to Buyer are subject to satisfaction, prior to the Closing Date, of all of the conditions set forth below, the determination of the satisfaction of which shall be made by Seller, in its reasonable discretion. Buyer hereby acknowledges and agrees that each of the conditions set forth in this Section 8.2 are for the benefit of Seller and may only be waived by Seller in its sole but reasonable discretion.

(a) Delivery of Items. Buyer shall have timely delivered to Escrow Agent all of the items to be delivered by Buyer pursuant to Article 7 hereof.

(b) Performance of Obligations. Buyer shall have performed all of the obligations of Buyer under this Agreement to be performed by Buyer prior to the Closing.

(c) Rosewick Agreement. Seller and Buyer shall have consummated or will consummate concurrently with the Closing herewith, the transactions contemplated under the Rosewick Agreement. Notwithstanding any provision to the contrary set forth in this Agreement, any default by Buyer under the Rosewick Agreement shall be deemed to constitute a default by Buyer under this Agreement, and upon any such default, Seller shall have the right to exercise the remedies set forth in Section 8.6(b) hereof.

Seller may waive any of the conditions precedent set forth in this Section 8.2 by delivery of written notice thereof to Buyer. Escrow Agent shall assume that each of the conditions set forth in this Section 8.2(b) shall have been satisfied as of the Closing Date, unless Seller shall have given written notice to the contrary to Escrow Agent on or before the Closing Date.

Section 8.3 Casualty; Condemnation Proceeding.

(a) Material Loss. In the event that, prior to the Closing, the Real Property shall suffer a Material Loss or Seller shall receive notice of the commencement or the threat of commencement of any eminent domain or condemnation proceeding which involves any material portion of the Real Property (“Condemnation Proceeding”), Seller shall immediately notify Buyer of such Material Loss or Condemnation Proceeding and, in such a case: (i) Buyer shall have the right to terminate this Agreement and the Escrow pursuant to the terms of Section 8.5(a)

hereof; or (ii) accept the Property in its then existing condition and purchase and acquire the Property in accordance with the terms and conditions of this Agreement, subject to the terms and conditions described in this Section 8.3. In the event of a Material Loss, if Buyer exercises its right to purchase and acquire the Property in its present condition, then Seller shall pay and assign to Buyer on the Closing any and all casualty insurance proceeds previously paid or payable to Seller, and Buyer shall be entitled to a credit against the Purchase Price in an amount equal to: (A) for an insured loss, any insurance deductible; and (B) for an uninsured loss, an amount equal to the estimated costs, fees and expenses to repair and/or replace the uninsured portion of the Material Loss up to Two Hundred Fifty Thousand Dollars ($250,000.00), less any reasonable sums expended by Seller toward the collection of such proceeds or awards or to restoration or repair of the Property (the nature of which restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed). In the event of a Condemnation Proceeding, if Buyer exercises its right to purchase and acquire the Property in its present condition, then Seller shall pay or assign to Buyer on the Closing any amount of compensation, awards or other payments or relief previously paid or payable to Seller resulting from such Condemnation Proceeding. Buyer’s termination right or Buyer’s acceptance right shall be exercised by written notice to Seller within ten (10) Calendar Days (but in no event later than the Closing Date) after Buyer receives written notice from Seller of the occurrence of the Material Loss or Condemnation Proceeding.

(b) Non-Material Loss. In the event that, prior to the Closing, the Real Property shall suffer a Non-Material Loss, Seller shall immediately notify Buyer of such Non-Material Loss and, in such a case, Buyer shall be obligated to purchase the Property (in its then existing condition) in accordance with the terms and conditions of this Agreement, subject to the terms and conditions of this Section 8.3(b). In such a case, Seller shall pay and assign to Buyer on the Closing any and all casualty insurance proceeds previously paid or payable to Seller, and Buyer shall also be entitled to a credit against the Purchase Price in an amount equal to: (A) for an insured loss, any insurance deductible; and (B) for an uninsured loss, an amount equal to the estimated costs, fees and expenses to repair and/or replace the uninsured portion of the Non-Material Loss, less any reasonable sums expended by Seller toward the collection of such proceeds or awards or to restoration or repair of the Property (the nature of which restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed).

Section 8.4 Closing. The closing of the transaction contemplated by this Agreement (“Closing”) shall take place at the offices of Escrow Agent or at such other location as may be mutually agreed upon by Seller and Buyer, on the date that is fifteen (15) Calendar Days following the date of delivery by Buyer to Seller of Buyer’s Election Not to Terminate pursuant to Section 4.3 hereof, or such other date as may be mutually agreed upon by Seller and Buyer (the “Scheduled Closing Date”); provided, however, in the event all of the conditions set forth in this Agreement are not timely satisfied (or waived in writing by Buyer or Seller, as applicable), on or before the Scheduled Closing Date, then Seller and Buyer shall take such action as may be required to cause the purchase and sale of the Property to be consummated in accordance with this Agreement on or before the last to occur of the following events, as applicable: (a) the Scheduled Closing Date; or (b) fifteen (15) Calendar Days after all of the conditions precedent to Closing set forth in Section 8.1 hereof have been satisfied and Seller delivers written notice to

Buyer confirming the foregoing (“Closing Date”), provided further, however, in no event shall the Closing Date take place later than October 31, 2010 (“Outside Closing Date”). Notwithstanding the foregoing, in the event that, subsequent to the Scheduled Closing Date and prior to the Outside Closing Date, all of the conditions set forth in this Agreement are timely satisfied (or waived in writing by Buyer or Seller, as applicable), Seller and Buyer shall take such action as may be required to cause the purchase and sale of the Property to be consummated in accordance with this Agreement as soon as commercially practical after all of the conditions precedent to Closing have been satisfied. If Closing has not occurred on or before the Outside Closing Date, Buyer or Seller, if it is not in default under this Agreement, may terminate this Agreement by notice to the other at any time thereafter unless and until Closing occurs.

Section 8.5 Failure of Conditions to Closing; No Default by Seller or Buyer.

(a) Failure of Buyer’s Closing Conditions. In the event one or more of Buyer’s conditions to the Closing set forth in Section 8.1 hereof are not satisfied or otherwise waived by Buyer on or before the Closing Date, and the failure of such conditions to be satisfied is not a result of a default by Seller or Buyer in the performance of their respective obligations under this Agreement, then Buyer shall have the right to terminate this Agreement and the Escrow by giving written notice of such termination to Seller prior to Closing. Upon any election by Buyer to terminate this Agreement and the Escrow pursuant to this Section 8.5(a), the provisions of Section 8.5(c) hereof shall govern.

(b) Failure of Seller’s Closing Conditions. In the event one or more of Seller’s conditions to the Closing set forth in Section 8.2 hereof are not satisfied or otherwise waived by Seller on or before the Closing Date, and the failure of such conditions to be satisfied is not a result of a default by Seller or Buyer in the performance of their respective obligations under this Agreement, then Seller shall have the right to terminate this Agreement and the Escrow by giving written notice of termination to Buyer prior to Closing. Upon any election by Seller to terminate this Agreement and the Escrow pursuant to this Section 8.5(b), the provisions of Section 8.5(c) shall govern.

(c) Termination Provisions. In the event either party elects to terminate this Agreement and the Escrow for the reasons and in accordance with the provisions set forth in this Section 8.5, then: (i) this Agreement shall automatically terminate (other than those provisions which expressly provide that they survive any termination of this Agreement); (ii) Escrow Agent shall cause the Deposit to be paid to Buyer, subject to the terms of Exhibit H attached hereto; and (iii) Seller and Buyer shall execute such escrow cancellation instructions as may be necessary to effectuate the cancellation of the Escrow as may be required by Escrow Agent. Any Escrow cancellation charges shall be borne equally by Seller and Buyer.

Section 8.6 Failure of Conditions to Closing; Default by Seller or Buyer. In the event either Seller or Buyer defaults in the performance of any of their respective obligations to be performed prior to the Closing, other than in the case of Buyer’s termination pursuant to Sections 4.2 or 8.5(a) hereof, and other than in the case of Seller’s termination pursuant to Section 8.5(b) hereof, then the non-breaching party may elect the applicable remedies set forth in this Section 8.6, which remedies shall constitute the sole and exclusive remedies of the non-breaching party with respect to a default by the other party under this Agreement.

(a) Remedies of Buyer. In the event Buyer is the non-breaching party, as its sole and exclusive remedy, Buyer may elect to: (i) terminate this Agreement and the Escrow by giving Seller written notice describing Seller’s default and setting forth Buyer’s election to immediately terminate this Agreement and the Escrow; or (ii) pursue the equitable remedy of specific performance of this Agreement. In the event Buyer elects to terminate this Agreement and the Escrow pursuant to this Section 8.6(a)(i) hereof, then Escrow Agent shall cause the Deposit to be paid to Buyer subject to the terms of Exhibit H attached hereto.

(b) Remedies of Seller. In the event Seller is the non-breaching party, as Seller’s sole and exclusive remedy, Seller may elect to terminate this Agreement and the Escrow by giving Buyer written notice describing Buyer’s default and setting forth Seller’s election to immediately terminate this Agreement and the Escrow. In the event Seller elects to terminate this Agreement and the Escrow pursuant to this Section 8.6(b), the sole and exclusive remedy of Seller for Buyer’s failure to Close the purchase of the Property shall be to receive the amount specified as liquidated damages pursuant to Section 8.6(c) hereof, provided that nothing herein shall limit the indemnity, repair and other obligations of Buyer pursuant to Section 4.1 under this Agreement and the Transaction Documents.

(c) SELLER’S LIQUIDATED DAMAGES. IF BUYER FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT (OTHER THAN AS A RESULT OF BUYER’S ELECTION TO TERMINATE PURSUANT TO SECTIONS 4.2, 8.5(a) OR 8.6(a) HEREOF, AND OTHER THAN IN THE CASE OF SELLER’S TERMINATION PURSUANT TO SECTION 8.5(b) HEREOF), BY REASON OF THE DEFAULT OF BUYER, SELLER SHALL BE RELEASED FROM ITS OBLIGATION TO SELL THE PROPERTY TO BUYER. IN SUCH A CASE, SELLER AND BUYER AGREE THAT IT WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE THE AMOUNT OF DAMAGES OF SELLER AS A RESULT OF ANY SUCH BREACH BY BUYER, AND, ACCORDINGLY, AS SELLER’S SOLE AND EXCLUSIVE REMEDY AT LAW OR IN EQUITY (OTHER THAN AN ACTION TO ENFORCE THE PROVISIONS OF THIS AGREEMENT), SELLER SHALL BE ENTITLED TO RECEIVE AND RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES IN THE EVENT OF A DEFAULT BY BUYER FROM BUYER’S FAILURE TO CLOSE, AND THE PAYMENT OF SUCH LIQUIDATED DAMAGES TO SELLER SHALL CONSTITUTE THE EXCLUSIVE REMEDY OF SELLER ON ACCOUNT OF SUCH DEFAULT BY BUYER, PROVIDED THAT NOTHING HEREIN SHALL LIMIT THE INDEMNITY, REPAIR AND OTHER OBLIGATIONS OF BUYER UNDER THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.

SELLER’S INITIALS	BUYER’S INITIALS

(d) Termination Provisions. In the event either Party elects to terminate this Agreement and the Escrow for the reasons and in accordance with the provisions set forth in this Section 8.6, then: (i) this Agreement will automatically terminate (other than those provisions which expressly provide that they survive any termination of this Agreement) without any further acts of either Seller or Buyer; (ii) Seller and Buyer agree to execute such escrow cancellation instructions as may be necessary to effectuate the cancellation of the Escrow as may be required by Escrow Agent, and (iii) Escrow Agent shall cause the Initial Deposit to be distributed and paid in accordance with the provisions of this Agreement subject to the terms of Exhibit H attached hereto. The breaching party hereunder shall pay any and all escrow costs incurred in connection herewith.

(e) Survival. The provisions of this Article 8 shall survive the Closing or any termination of this Agreement.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES OF SELLER

In addition to the representations, warranties and covenants of Seller contained elsewhere in this Agreement, Seller hereby makes the following representations and warranties set forth in this Article 9, and it is a condition of Closing that they shall be true and correct in all material respects as of the Closing Date, provided that all representations and warranties of Seller in this Agreement are subject to and amended by the disclosures, if any, in Schedule 3.0 attached to this Agreement. In the event that during the Investigation Period, Seller learns, or has reason to believe, that any of the following representations and warranties may not be true in all material respects, then Seller shall give notice thereof to Buyer. In such an event, Buyer’s sole and exclusive remedy shall be: (a) to terminate this Agreement and the Escrow in accordance with the procedures set forth in Section 4.2 hereof; or (b) to elect to purchase and acquire the Property upon the terms and conditions set forth in this Agreement, subject to the matters which caused the representations and warranties not to be true in all material respects and such representations and warranties shall be automatically modified to such extent and Seller shall have no liability for the same. In the event that subsequent to the Investigation Period, Seller learns, or has reason to believe, that any of the following representations and warranties may not be true in all material respects, Seller shall give notice thereof to Buyer. In such event, Buyer’s sole and exclusive remedy shall be: (i) to terminate this Agreement and the Escrow in accordance with the provisions of Section 8.5(a) hereof; or (ii) to elect to purchase and acquire the Property upon the terms and conditions set forth in this Agreement, subject to the matters which causes the representations and warranties not to be true in all material respects, and such representations and warranties shall be automatically modified to such extent and Seller shall have no liability for the same.

Section 9.1 Organization, Power and Authority. Seller is a limited liability company duly organized and validly existing under the laws of the State of North Carolina. Seller has all requisite power and authority to own the Property, to execute and deliver this Agreement and the Transaction Documents to which Seller is a party, and to perform its obligations hereunder and thereunder and effect the transactions contemplated hereby and thereby. All requisite limited liability company action has been or will be taken to authorize and approve the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which Seller is a party.

Section 9.2 No Conflicts. The execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, will not: (a) violate any provision of the organizational documents of Seller; (b) violate, conflict with or result in a breach of or default under any term or provision of any contract or agreement to which Seller is a party or by or to which Seller or any of its assets or properties are or may be bound or subject; or (c) violate any order, judgment, injunction, award or decree of any court or arbitration body, or any governmental, administrative or regulatory authority, or any other body, by or to which Seller or the Property are or may be bound or subject.

Section 9.3 Non-Foreign Status. Seller is not a “foreign person” as such term is defined in Section 1445 of the Code.

Section 9.4 Litigation and Condemnation. Except as disclosed on Schedule “3.0,” attached hereto and incorporated herein by reference, Seller has not received written notice of and, to Seller’s Knowledge, there are no: (a) pending or threatened claims, actions, suits, arbitrations, proceedings (including Condemnation Proceedings) or investigations by or before any court or arbitration body, any governmental, administrative or regulatory authority, or any other body, against or affecting the Property or the transactions contemplated by this Agreement; and (b) orders, judgments or decrees of any court or arbitration body, any governmental, administrative or regulatory authority, or any other body, against or affecting the Property or the transactions contemplated by this Agreement.

Section 9.5 Mechanic’s Liens. There are no fees, dues or other charges which are due from and unpaid by Seller in connection with the construction of or any repairs to the Real Property. There are no pending or to Seller’s Knowledge threatened claims which may or could ripen with the passage of time into a mechanic’s lien upon the Real Property as the result of any contract, agreement or work performed on the Real Property by or at the direction of Seller.

Section 9.6 Leases. The rent roll, which is included as part of Seller’s Deliveries, is a true, correct and complete list of the Leases and Tenants. The rent roll describes, with respect to each Lease, the amount of any advance or prepaid rentals which have not accrued. All of the information on the rent roll, including the description of the space, the rent payable by Tenants, the terms and options to renew, and the Security Deposits, also is true in all materials respects. The Leases provided to Buyer pursuant to Section 4.1(a) hereof are true and correct copies thereof and include any amendments or modifications thereto. Seller is the “Landlord” or “Lessor” under the Leases and has full power and authority to assign the same to Buyer. Seller has not received written notice of any uncured event of default with respect to the performance of any of its obligations under the Leases. Each of the Leases is in full force and effect and to Seller’s Knowledge there is no monetary or non-monetary default under any Lease by either the landlord or the tenant thereunder except as disclosed on the rent roll, nor, to Seller’s Knowledge, has an event occurred which with the giving of notice or the passage of time or both would result in a default thereunder by either the landlord or the tenant thereunder. To Seller’s Knowledge, no valid claims or rights of offset exist with respect to the Leases. To Seller’s Knowledge, there is no intention or indication of intention by any Tenant to terminate its Lease or to limit, amend or alter its Lease or its use or occupancy, except as disclosed on Schedule “3.0,” attached hereto. Seller has not previously assigned, pledged, transferred, hypothecated or conveyed the Leases or any interest therein except in financing transactions. All of the work (including all tenant improvements) to be constructed and installed by the landlord in the leased premises pursuant to the Leases executed on or before August 1, 2010 is complete and fully paid for and/or will be complete and fully paid for on or before the Closing, or if not complete, as may be the case with respect to Chevy’s Fresh Mex Lease, will be completed by Seller at its cost after Closing. Buyer agrees to allow access to the Property to allow Seller to complete any such incomplete work after Closing, and to otherwise cooperate as reasonably necessary to enable Seller to complete such work.

In addition, Buyer agrees to reasonably cooperate with Seller, at no cost or liability to Buyer, to allow Seller reasonable access to the Property after Closing, during normal business hours following reasonable prior notice to Buyer, as may be necessary for Seller to take any actions reasonably necessary to satisfy and obtain the release of all bonds, guarantees, work agreements and other obligations of the Seller posted or made with governmental authorities in connection with the development and construction of the Property, and to satisfy and perform all obligations of Seller under this Agreement. Seller agrees to indemnify, defend and hold harmless Buyer and Buyer’s members, managers, partners, officers, directors, shareholders, employees, agents, representatives, invitees, successors and assigns, from and against any and all causes of action, damages, losses, demands, judgments, liens, claims, costs, and expenses (including reasonable attorney’s fees and court costs) which arise or occur in connection with Seller’s activities on the Real Property after Closing, provided that under no circumstances shall Seller be liable or otherwise responsible for loss or damage: (i) caused by the acts or omissions of Buyer or its employees, agents, contractors, tenants, successors or assigns; or (ii) to the extent covered by Buyer’s insurance. Seller and any contractors of Seller that access the Property after Closing pursuant to this Section 9.6 shall maintain, with a company or companies lawfully authorized to do business in Maryland, commercial general liability insurance and workers compensation insurance, the liability policy to name Buyer as an additional insured thereto. Such liability insurance shall be written for not less than $1,000,000.00 per occurrence.

Section 9.7 Contracts and Assumed Contracts. The Assumed Contracts, if any, are in full force and effect, and to Seller’s Knowledge no event has occurred which with the giving of notice or the passage of time or both would result in a default thereunder.

Section 9.8 Construction and Condition of Improvements. To Seller’s Knowledge, all of the Improvements have been constructed and installed in substantial accordance with applicable codes, laws, ordinances, rules, regulations, permits and approvals and have been completed in a professional and workmanlike manner and are in good operating condition and repair.

Section 9.9 Financial Statements; Books and Records. Each of the financial statements provided to Buyer pursuant to Section 4.1(a) hereof: (i) is in accord with the Books and Records of Seller in all material respects; (ii) presents fairly and accurately the results of operations for the respective periods covered thereby; and (iii) is prepared in accordance with United States income tax principles.

Section 9.10 Compliance with Laws. To Seller’s Knowledge, Seller has complied, and is currently in compliance in all material respects with, all federal, state and local laws, regulations and ordinances applicable to the development, ownership, operation, maintenance and management of the Property. To Seller’s Knowledge, the Real Property, in all material respects, is in compliance with all applicable laws, ordinances, rules and regulations, and Seller has not received any written notice of a violation of any such laws, rules or regulations.

Section 9.11 Environmental Matters. To Seller’s Knowledge, and except as may otherwise be disclosed in the reports listed on Schedule “2.0,” attached hereto and incorporated herein by reference and the Phase I obtained by Buyer: (i) the Improvements are free from Hazardous Materials in violation of Environmental Laws; (ii) the soil, surface water and ground water of, under, on or around the Real Property are free from Hazardous Materials in violation of Environmental Laws; (iii) the Real Property has never been used for or in connection with the manufacture, refinement, treatment, storage, generation, transport or hauling of any Hazardous Material in excess of levels permitted by applicable Environmental Laws, nor has the Real Property been used for or in connection with the disposal of any Hazardous Materials; (iv) the Real Property is now and at all times has been in compliance with all Environmental Laws; and (v) no investigation, administrative order, administrative order by consent, consent order, agreement, litigation or settlement is proposed or in existence or threatened or anticipated, with respect to or arising from the presence of any Hazardous Materials or the transport of any Hazardous Materials with respect to the Real Property.

Section 9.12 Prohibited Persons and Transactions. To Seller’s Knowledge, neither Seller, nor any of its affiliates, nor any of their respective members, and none of their respective officers or directors is, nor prior to Closing, or the earlier termination of this Agreement, will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those name on OFAC’s Specially Designated Blocked Persons List) or under any U.S. statute, executive order (including the September 24, 2011, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action and is not, and prior to Closing or the earlier termination of this Agreement will not, engage in any dealings or transactions with or be otherwise associated with such persons or entities.

Section 9.13 Integrity of Documents. To Seller’s Knowledge, Seller has furnished to Buyer all material items constituting Seller’s Deliveries.

Section 9.14 Option to Purchase/Right of First Refusal. Seller has not previously granted any option to purchase the Property or any right of first refusal with respect to the Property that remains in effect, and, to Seller’s Knowledge, no such options to purchase or rights of first refusal with respect to the Property are in existence.

Section 9.15 Survival; As Is Sale. Notwithstanding any provision herein to the contrary, in the event that at or prior to Closing Buyer is actually aware of the untruthfulness or material inaccuracy of any of the Seller’s representations and warranties made hereunder, and Buyer proceeds with the Closing, Buyer shall be estopped from claiming a breach of such representation or warranty following Closing. The representations and warranties of Seller set forth in Sections 9.1, 9.2 and 9.12 shall survive the Closing indefinitely and the representations and warranties of Seller set forth in Sections 9.3 through 9.11, inclusive, and 9.13 and 9.14 shall survive Closing for a period of twelve (12) months from the Closing Date, at which point Buyer shall have no further remedies unless suit has been filed by Buyer prior to the expiration of that period. Under no circumstances shall Seller, in connection with this Agreement or any Closing document executed by Seller, be liable for punitive or exemplary damages.

Section 9.16 Except for the representations and warranties expressly set forth in this Agreement, the Property is being sold and conveyed “as is” and “with all faults”, and Seller has not made, does not make, and hereby disclaims any and all other representations and warranties, including without limitation representations and warranties regarding or relating to the condition, suitability for any particular purpose, susceptibility to flooding, value, marketability, zoning, use and occupancy restrictions, compliance with Environmental Laws, presence of Hazardous Materials, and all other legal requirements. Buyer acknowledges that, except as expressly set forth in this Agreement, no such representations or warranties have been made by Seller. The terms and covenants of this Section 9.16 shall survive the Closing or any termination of this Agreement.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties, each of which representation and warranty is: (a) material and being relied upon by Seller; and (b) true, complete and not misleading in all material respects as of the date hereof and as of the Closing.

Section 10.1 Organization, Power and Authority. Buyer is a limited partnership duly organized and validly existing under the laws of the State of Delaware and is or will be qualified to conduct business in the State of Maryland as of the Closing. Buyer has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which Buyer is a party, and to perform its obligations hereunder and thereunder and to effect the transactions contemplated hereby and thereby. All requisite corporate or other action has been taken to authorize and approve the execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which Buyer is a party.

Section 10.2 No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, will not: (a) violate any provision of Buyer’s organization documents; (b) violate, conflict with or result in a breach of or default under any term or provision of any contract or agreement to which Buyer is a party or by or to which Buyer or any of its assets or properties are or may be bound or subject; or (c) violate any order, judgment, injunction, award or decree of any court or arbitration body, or any governmental, administrative or regulatory authority, or any other body, by or to which Buyer is or may be bound or subject.

Section 10.3 Survival. The representations and warranties of Buyer set forth in this Agreement, as well as the right and the ability of Seller to enforce them and/or seek damages for their breach, shall survive the Closing.

ARTICLE 11

COSTS, EXPENSES AND PRORATIONS

Section 11.1 Costs and Expenses.

(a) Seller. If Closing occurs, Seller shall pay at Closing: (i) one-half ( 1/2) of all recording costs, documentary transfer taxes, deed stamps and similar costs, fees and expenses payable in connection with the recordation of Seller’s Deed; (ii) up to Fifty Thousand Six Hundred Seventy-Four Dollars ($50,674.00) of the cost of the premium for the ALTA Extended Coverage Policy (Buyer to pay all other title insurance costs); (iii) one-half ( 1/2) of Escrow Agent’s reasonable fees and costs for the Escrow; (iv) Seller’s share of prorations; and (v) Seller’s attorneys’ fees.

(b) Buyer. Buyer shall pay: (i) one-half ( 1/2) of all recording costs, documentary transfer taxes, deed stamps and similar costs, fees and expenses payable in connection with the recordation of Seller’s Deed; (ii) all costs of the ALTA Extended Coverage Policy, and all other title insurance costs, in excess of the amount payable by Seller as provided above; (iii) one-half ( 1/2) of Escrow Agent’s reasonable fees and costs for the Escrow; (iii) Buyer’s share of prorations; and (iv) Buyer’s attorneys’ fees and all costs of Buyer’s investigations and other preparations for Closing.

Section 11.2 Prorations, Costs and Expenses.

(a) Prorations and Adjustments. The following adjustments and prorations shall be made as of 12:01 a.m. on the Closing Date (“Proration Date”), as though Buyer held title to the Property throughout the entire day in which the Closing occurs. Such adjustments and prorations shall be made on the basis of: (i) a 365-day year with respect to Taxes as provided in Section 11.2(a)(iii) hereof; and/or (ii) the number of days in the calendar month in which the Closing Date occurs with respect to Revenues and Operating Expenses as provided in Sections 11.2(a)(i) and (ii), respectively, hereof, subject to the following provisions:

(i) Revenues. All rentals, receipts and other revenues (including, but not limited to, reimbursements for Property Expenses, common area maintenance, real and personal property taxes, insurance and other operating expense reimbursements, if applicable, but excluding percentage rent, if applicable) (collectively, the “Revenues”), received by Seller as of the Closing, but which are properly allocable to the period after the Proration Date, shall be credited to Buyer at the Closing. To the extent there are any Revenues owing to Seller as of the Closing which relate to periods of time prior to the Proration Date, but which have not actually been collected by Seller as of the Closing (“Delinquent Revenues”), Buyer shall not be obligated to pay to Seller (or give Seller a credit for), the amount of such Delinquent Revenues on the Closing. All Revenues which are received by Seller or Buyer subsequent to the Closing Date shall be applied: first, to amounts due to Buyer; and second, to Delinquent Revenues due to Seller. Seller and Buyer hereby agree to promptly remit to the other the amount of any Revenues received and owing to each other pursuant to the provisions of this Section 11.2(a)(i). Notwithstanding any provision in this Section 11.2 to the contrary, Seller retains its rights to recover Delinquent Revenues, including, without limitation, the right to collect (without eviction) the same from the Tenants and/or third parties responsible for payment of such Delinquent Revenues.

(ii) Operating Expenses. All costs, fees and expenses (other than Taxes) relating to the operation, management and repair of the Property, excluding Leasing Commissions and Tenant Inducement Costs (collectively, the “Operating Expenses”), shall be prorated between Seller and Buyer at the Closing as of the Proration Date.

(iii) Real and Personal Property Taxes. (A) All general and special real and personal property taxes and assessments (collectively, the “Taxes”), based on the regular tax bill for the current fiscal year (or, if such tax bill has not been issued as of the date of the Closing, the regular tax bill for the fiscal year preceding the current fiscal year) shall be prorated between Seller and Buyer at the Closing as of the Proration Date. Without limiting the foregoing, any and all accrued and unpaid supplemental or special real property taxes or assessments that relate to any time period prior to the Proration Date shall be the responsibility of Seller and, if not paid prior to or at Closing, shall be credited to the Buyer at Closing, and any and all supplemental or special real property taxes or assessments that relate to any time period on or after the Proration Date shall be the responsibility of Buyer and if paid by Seller prior to or at Closing, shall be credited to Seller at Closing. Without limiting the foregoing, in the event any supplemental or special real property taxes or assessments are levied prior to Closing, but are due and payable in one or more installments subsequent to the Closing, such supplemental or special real property taxes or assessments shall be allocated on a pro rata basis over the applicable payment period in question and prorated between Seller and Buyer as of the Proration Date. Notwithstanding any of the terms and conditions to the contrary contained in this Section 11.2(a)(iii), in the event any such Taxes are paid for directly by the Tenants to the applicable taxing authorities, or are paid to Landlord on an annual basis, such Taxes shall be not prorated between Seller or Buyer; provided, however, (i) if any such Taxes are paid by Seller at or prior to Closing, they (along with any reimbursement payments from the relevant Tenants) shall be pro rated with Buyer to pay its share (or receive its share of any reimbursement payments from the relevant Tenants, as applicable) based on the portion of the tax period after Closing and Seller to retain (or receive from Buyer if the Tenant makes payment to Buyer) a share of such reimbursement payments by Tenants based on the portion of the tax period prior to Closing, (ii) in the event any such Tenant that pays Taxes to the Landlord under its Lease annually pays Seller for such Taxes after the Closing, Seller shall remit Buyer’s proportionate share of any such reimbursement payment to Buyer within ten (10) Business Days after Seller’s receipt of the same based on the portion of the tax period after Closing; and (iii) in the event any such Tenant that pays Taxes to the Landlord under its Lease annually fails to timely pay to Landlord any Taxes which relate to the time period prior to Closing, Seller shall be obligated to pay the amount of such Taxes for the period prior to Closing to Buyer within ten (10) Business Days after Seller’s receipt of written notice from Buyer, provided that Buyer shall first make commercially reasonable efforts to collect the amount due from the Tenant (and shall refund the amount paid by Seller to the extent Tenant makes payment after payment by the Seller).

(iv) Percentage Rent. Any percentage rent payable under each Lease for the year in which the Closing occurs shall be prorated between Seller and Buyer as of the Proration Date. Seller and Buyer acknowledge that sufficient information to enable Seller and Buyer to prorate percentage rent will not be available as of the Closing. Accordingly, the proration contemplated in this Section 11.2(a)(iv) shall be conducted subsequent to the Closing pursuant to Section 11.2(d) hereof.

(v) Assumed Contracts. All Operating Expenses accruing under, arising out of or relating to any of the Assumed Contracts shall be prorated between Seller and Buyer at the Closing as of the Proration Date.

(b) Property Expense Pass-Throughs. If the Leases require the Tenants to reimburse Seller for Operating Expenses and/or Taxes (collectively, the “Property Expenses”), in the event such Property Expenses are reconciled under the terms of the Leases at the end of the calendar year in which the Closing takes place, to reflect the actual Property Expenses incurred for the calendar year, such calendar year shall be deemed to constitute the “Reconciliation Period” for purposes of this Agreement and the following provisions shall apply:

(i) On or before the Closing, Seller shall be responsible for computing and comparing on a Tenant-by-Tenant basis and delivering to Buyer a written statement setting forth: (A) the amount of Property Expenses incurred and actually paid by Seller with respect to the Reconciliation Period; and (B) the amount of Property Expenses actually received by Seller from the Tenants and/or third parties under the Leases with respect to the Reconciliation Period.

(ii) Within sixty (60) Calendar Days following the expiration of the first Reconciliation Period, Buyer shall compute the actual Property Expenses incurred and paid by Seller and Buyer and the actual Property Expenses reimbursed (or not reimbursed) by the Tenants and/or third parties to Seller and/or Buyer with respect to the Reconciliation Period (“Property Expense Reconciliation”). Following the completion of the Property Expense Reconciliation, Buyer shall submit the same to Seller for Seller’s review and approval, which approval shall not be unreasonably withheld or delayed. In the event Seller fails to approve or disapprove of the Property Expense Reconciliation within ten (10) Business Days following the receipt of the same, such Property Expense Reconciliation shall be deemed approved by Seller. Following the approval (or deemed approval) by Seller of the Property Expense Reconciliation, Buyer shall forward the Property Expense Reconciliation to the applicable Tenants. Buyer hereby covenants to use reasonable efforts to enforce the provisions of the Leases which require the Tenants and/or third parties to reimburse the landlord for Property Expenses with respect to the Reconciliation Period. To the extent Buyer or Seller receives any such Property Expense reimbursement payments with respect to the Reconciliation Period, the same shall constitute Revenues and shall be paid to Seller or Buyer in the manner contemplated in Section 11.2(a)(i) hereof.

(iii) Following the completion of the Property Expense Reconciliation, if the Property Expenses incurred and paid by Seller for that portion of the Reconciliation Period in question preceding the Closing exceed the reimbursed Property Expenses actually received by Seller from the Tenants and/or third parties under the Leases with respect to the Reconciliation Period (“Property Expense Reimbursement Shortfall”), Buyer shall pay to Seller an amount equal to such Property Expense Reimbursement Shortfall to the extent that Buyer shall have collected and received such identifiable amounts from the Tenants and/or third parties under the Leases. If the reimbursed Property Expenses received by Seller from the Tenants under the Leases with respect to the Reconciliation Period preceding the Closing exceed the Property Expenses incurred and paid by Seller with respect to the Reconciliation Period (“Property Expense Reimbursement Surplus”), then Seller shall pay an amount equal to such Property Expense Reimbursement Surplus to Buyer within ten (10) Business Days after Seller’s receipt of the Property Expense Reconciliation. Upon Seller’s payment to Buyer of any such Property Expense Reimbursement Surplus, Buyer shall be obligated to reimburse or credit the Tenants for such Property Expense Reimbursement Surplus as required under their respective Leases.

(iv) Seller and Buyer hereby agree to reasonably cooperate with each other in connection with any disputes or claims by Tenants concerning the calculation of Property Expenses during the Reconciliation Period.

(c) Security Deposits; Leasing Commissions and Tenant Inducement Costs. Except as provided below, all unpaid Leasing Commissions, unpaid Tenant Inducements Costs and Security Deposits under the Leases entered into by Seller on or before August 1, 2010 (other than any letters of credit, which shall be assigned to Buyer) shall be credited to Buyer at the Closing.

Notwithstanding the foregoing, for purposes of this Section 11.2(c), to the extent the Lease entered into with respect to the Tenant “Chevy’s” includes any unexpired free rent or unexpired rent holiday as of the Closing, only with respect to such Tenant “Chevy’s,” only one-half (1/2) of any unexpired free rent or unexpired rent holiday, together with the full amount of any other Tenant Inducement Costs provided for under such Lease, shall be included in the term “Tenant Inducement Costs” for purposes of this Section 11.2(c).

Furthermore, for purposes of this Section 11.2(c), for any Lease entered into by Seller after August 1, 2010 and prior to the Effective Date and any New Lease entered into by Seller after the Effective Date pursuant to Section 5.1(c) hereof, provided such Lease or New Lease, as applicable, was approved (or deemed approved) by Buyer in accordance with the provisions of Section 4.1 and 5.1(c) hereof: (i) Buyer shall not receive a credit at the Closing for any Leasing Commissions or Tenant Inducement Costs with respect to such Lease or New Lease, as applicable; and (ii) on the Closing, Buyer shall pay or reimburse Seller for all out-of-pocket Leasing Commissions and Tenant Inducement Costs paid by Seller with respect to such Lease or New Lease, as applicable, as of the Closing, and shall be responsible for any such remaining Tenant Inducement Costs and Leasing Commissions thereafter, this obligation to survive Closing.

(d) Final Accounting. Seller and Buyer acknowledge and agree that, on the Closing Date, Seller and Buyer may not have sufficient information to conduct and complete a final proration of all items subject to proration pursuant to this Section 11.2. Accordingly, Seller and Buyer agree that, as soon as is reasonably practicable after the Closing Date, Seller and Buyer shall make a final accounting of all items relating to the Property to be prorated between Seller and Buyer pursuant to this Section 11.2. In conjunction with the performance of such final accounting, following a request from Seller, Buyer shall provide Seller with copies of all monthly and other statements sent to the Tenants itemizing amounts owing under the Leases by the Tenants (together with copies of invoices, statements and other supporting documentation evidencing such expenditures and tenant ledgers and related documentation evidencing how Revenues were applied, all as reasonably requested by Seller). In the event it is determined, pursuant to such final accounting, that any amounts are due and owing by Seller to Buyer, then Seller shall cause such amounts to be paid to Buyer within ten (10) Calendar Days after such final accounting is completed. In the event it is determined, pursuant to such final accounting, that any amounts are due and owing by Buyer to Seller, then Buyer shall cause such amounts to be paid to Seller within ten (10) Calendar Days after such final accounting is completed. All unpaid amounts shall accrue interest at (a) the rate of eight percent (8%) per annum; or (b) the highest rate permitted by law, whichever is less, from the day such amounts are due until the day such amounts are paid in full.

ARTICLE 12

ACTIONS TO BE TAKEN AT THE CLOSING

Section 12.1 Actions by Escrow Agent. In connection with the Closing, Escrow Agent shall take the following actions:

(a) Recording. Escrow Agent shall cause the following documents to be recorded in the Official Records of Prince George’s County, State of Maryland, in the order set forth below, and obtain a conformed copy thereof for distribution to Seller and Buyer:

(i) Seller’s Deed (with documentary transfer tax information to be affixed after recording).

(b) Title Policy. Escrow Agent shall direct Title Insurer to issue the Title Policy to Buyer.

(c) Distribution of Funds. Escrow Agent shall disburse all funds deposited with Escrow Agent by Buyer in payment of the Purchase Price as follows:

(i) Deduct, pay and satisfy all items chargeable to the account of Seller pursuant to Section 11.1 hereof.

(ii) Deduct, pay and satisfy all Monetary Obligations against the Real Property in accordance with Seller’s written instructions.

(iii) If, as a result of the prorations and credits pursuant to Article 11 hereof, amounts are to be charged to the account of Seller, deduct the net amount of such charges.

(iv) Disburse the remaining balance of the Purchase Price to Seller promptly upon the Closing.

All disbursements by Escrow Agent shall be by wire transfer to the designated account of the receiving party or shall be by certified or cashier’s check of Escrow Agent, as may be directed by Seller.

(d) Distribution of Documents to Seller. Disburse to Seller: (i) counterpart originals of each of the non-recordable Transaction Documents; (ii) a conformed copy of each of the recordable Transaction Documents, including, without limitation, Seller’s Deed; and (iii) any other documents deposited into Escrow by Seller.

(e) Distribution of Documents to Buyer. Disburse to Buyer: (i) counterpart originals of each of the non-recordable Transaction Documents; (ii) a conformed copy of each of the recordable Transaction Documents; and (iii) any other documents deposited into Escrow by Buyer.

ARTICLE 13

BROKERS

Upon the Closing, and only in the event of the Closing, Seller shall pay to Seller’s Broker a commission through Escrow at the Closing pursuant to and in accordance with the separate agreement by and between Seller and Seller’s Broker (“Seller’s Broker’s Commission”). Except as described in this Article 13, Seller and Buyer hereby represent and warrant to each other that the warranting party has not entered into nor will such warranting party enter into any agreement, arrangement or understanding with any other person or entity which will result in the obligation of the other party to pay any finder’s fee, commission or similar payment in connection with the transactions contemplated by this Agreement. Seller and Buyer hereby agree to and shall indemnify, defend and hold harmless the other from and against any and all claims, costs, damages and/or liabilities arising from the breach of the foregoing representation by either Seller or Buyer, as the case may be.

ARTICLE 14

INTENTIONALLY DELETED

ARTICLE 15

INDEMNIFICATION

Section 15.1 Indemnification by Seller. Seller hereby agrees to and shall indemnify, defend and hold harmless Buyer, its officers, directors, shareholders, agents, employees, successors and assigns (collectively, the “Indemnitees”), from and against any and all claims, liabilities, causes of action, losses, costs, damages, reasonable attorneys’ fees, judgments or expenses (“Losses”), arising out of, or relating to: (a) the breach by Seller of any of the representations or warranties made by Seller in this Agreement that is first discovered by Buyer after Closing; and (b) any third party tort claim for personal injury and/or property damage occurring prior to Closing and arising out of or relating to Seller’s previous ownership, management and/or operation of the Property. Notwithstanding the foregoing, Losses shall not include consequential damages, and Seller’s indemnity shall not apply to any torts, events, situations, occurrences, incidents or activities arising out of or resulting from the performance of Buyer’s investigations of the Property or other due diligence.

Section 15.2 Notice and Opportunity to Defend.

(a) Notice of Asserted Liability. Following the receipt by one or more of the Indemnitees of written notice of any claims, liabilities, causes of action or any other circumstances that would give rise to a claim for indemnification pursuant to Section 15.1 of this Agreement (“Asserted Liability”), Indemnitees shall give written notice thereof to Seller (“Claims Notice”).

Following the receipt of a Claims Notice, and without in any way limiting or reducing the obligations of Seller pursuant to Section 15.1 hereof, Seller shall, unless it reasonably disputes by written notice to Buyer the assertion by the Indemnitee(s) that the matter described in the Claims Notice gives rise to a claim for indemnification pursuant to Section 15.1 of this Agreement, defend and/or satisfy such Asserted Liability at Seller’s cost and Buyer shall reasonably cooperate (and cause all Indemnitees to reasonably cooperate) in the Seller’s defense, compromise and satisfaction of such Asserted Liability, provided Buyer shall not be obligated to incur any costs or expenses. Except as provided in Section 15.1(b) below, Seller shall have no obligation to pay attorneys’ fees or other defense costs incurred by Buyer, at Buyer’s election, and Seller shall have the exclusive right to compromise such Asserted Liability.

(b) Failure to Defend. Without in any way limiting or reducing the obligations of Seller pursuant to Section 15.1 or Section 15.2(a) hereof, in the event Seller fails to utilize commercially reasonably efforts to defend and/or satisfy such Asserted Liability for which Seller is responsible hereunder, then, in such a case, Indemnitees may elect to defend (by their own counsel), compromise and/or satisfy any Asserted Liability. Without in any way limiting or reducing the obligations of Seller pursuant to Section 15.1 or Section 15.2(a) hereof, if Indemnitees elect to defend (by their own counsel), compromise and/or satisfy such Asserted Liability pursuant to this Section 15.2(b), Indemnitees shall notify Seller of Indemnitees’ intent to do so, and Seller shall cooperate in the defense, compromise and satisfaction of such Asserted Liability. All reasonable costs, fees and expenses incurred in connection with the defense, compromise and satisfaction of any such Asserted Liability shall be borne by and shall be the responsibility of Seller. Furthermore, and without limiting the obligations of Seller pursuant to Section 15.1 or Section 15.2(a) hereof, Seller shall reimburse Indemnitees for all Losses incurred by Indemnitees in connection with any such Asserted Liability for which Seller is responsible hereunder.

(c) Timing for Payment. In the event Indemnitees incur any Losses which were not otherwise paid or satisfied by Seller pursuant to this Agreement, Indemnitees shall deliver written notice to Seller advising Seller that Indemnitees have incurred such Losses (“Notice of Loss”). The Notice of Loss shall include an itemization of all of the Losses which Seller is required to pay pursuant to and in accordance with the terms and provisions of this Agreement. Within thirty (30) calendar days after the date of receipt by Seller of a Notice of Loss, Seller shall, unless Seller reasonably disputes by written notice to Buyer the assertion that Seller is responsible for such Losses pursuant to Section 15.1 of this Agreement, pay to Indemnitees the aggregate amount of the Losses described in such Notice of Loss for which Seller is responsible hereunder. In the event Seller fails to timely pay to Indemnitees the aggregate amount of such Losses, any and all unpaid amounts ultimately found to be the responsibility of Seller hereunder shall bear interest at the lesser of: (a) eight percent (8%) per annum; or (b) the maximum rate of interest allowable under applicable law, which interest, in either case, shall be deemed to accrue effective as of the date such payment was originally due.

(d) Other Terms. The indemnification obligations of Seller under this Article 15 shall be the sole remedy of the Buyer and the other Indemnitees with respect to any breach of the representations and warranties of Seller set forth in this Agreement. The maximum aggregate liability of Seller for indemnification obligations for breaches of representations or warranties shall be $5,000,000.00. All Losses recoverable by any Indemnitee shall be net of insurance proceeds and recoveries from third parties received by such Indemnitee. If such damages are covered by insurance held by an Indemnitee or subject to other third party recoveries benefitting an Indemnitee, the Indemnitee shall use all reasonable efforts to recover the amount of coverage or claim from the insurer or third party. Each Indemnitee shall, as a condition to Seller’s obligations hereunder, take all reasonable steps to mitigate all indemnifiable Losses upon and after becoming aware of any event that could reasonably be expected to give rise to any Losses that are indemnifiable hereunder; provided, however, that any reasonable costs, fees and expenses incurred by an Indemnitee in connection with the foregoing shall be Losses for purposes of this Article 15, and provided further that such mitigation efforts shall not include any obligation on the part of any Indemnitee to retain legal counsel. The provisions of this Article 15 shall survive the Closing for a period of twelve (12) months, at which point neither Buyer nor the other Indemnitees shall have any further remedies under this Article 15 except with respect to any Asserted Liability set forth in a Claims Notice delivered to Seller within such twelve (12) month period.

ARTICLE 16

MISCELLANEOUS

Section 16.1 Assignment. No assignment of this Agreement or Buyer’s rights or obligations hereunder shall be made by Buyer without first having obtained Seller’s written approval of any such assignment, which approval may be granted or withheld in the sole and absolute discretion of Seller. Notwithstanding the foregoing, Buyer may assign this Agreement to either: (a) an affiliate of Buyer; or (b) to a limited partnership, limited liability company or corporation in which Buyer or one or more of its affiliates holds an equity interest, in either case without the prior written consent of Seller. With respect to any assignment by Buyer, whether or not Seller’s consent is required, the assignment shall not relieve Buyer of liability for the performance of Buyer’s duties and obligations under this Agreement, the assignee must assume Buyer’s obligations hereunder in writing, and Buyer shall deliver to Seller at least three (3) Business Days prior to Closing a copy of the fully executed assignment and assumption agreement.

Section 16.2 Notices. Any tender, delivery, notice, demand or other communication (“Notice”) required or permitted under this Agreement shall be in writing, and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, overnight mailed, delivered or sent by telefacsimile machine capable of confirming transmission and receipt, and shall be deemed delivered, given and received upon the earlier of: (a) if personally served, the date of delivery to the person to receive such notice; (b) if given by telefacsimile, when sent, provided the telefacsimile machine confirms transmission and receipt; and (c) if sent by registered or certified mail, four (4) Business Days after the date of posting by the United States Postal Service; or (d) if sent by Federal Express or other comparable overnight delivery service, when delivered, as documented by the service’s delivery records, all in accordance with the following:

(i)	Seller’s Address. If to Seller, at the following address:

Faison-Brandywine, LLC

121 West Trade Street, 27th Floor

Charlotte, North Carolina 28202

Attention: David C. Lampke

Telephone: (704) 972-2519

Facsimile: (704) 972-2680

With a copy to:

Chris Loeb, Esq.

Robinson, Bradshaw & Hinson, P.A.

101 North Tryon Street, Suite 1900

Charlotte, North Carolina 28246

Telephone: (704) 377-8343

Facsimile: (704) 373-3943

(ii)	Buyer’s Address. If to Buyer, at the following address:

Excel Trust, L.P.

801 North 500 West, Suite 201

West Bountiful, Utah 84010

Attention: Mark T. Burton

Telephone (801) 294-2400

Facsimile (801) 294-7479

With a copy to:

Van A. Tengberg, Esq.

Kelly C. Spicher, Esq.

Foley & Lardner LLP

402 West Broadway, Suite 2100

San Diego, California 92101-3542

Telephone: (619) 685-6408

Facsimile: (619) 234-3510

Section 16.3 Entire Agreement. This Agreement, including the Exhibits and Schedules referred to herein, constitutes the entire contract between the Parties with respect to the subject matter covered by this Agreement. This Agreement supersedes all previous representations, arrangements, agreements and understandings by and among the Parties with respect to the subject matter covered by this Agreement including, without limitation, all prior letters of intent executed between Buyer and Seller, and any such representations, arrangements, agreements and understandings are hereby canceled and terminated in all respects. This Agreement may not be amended, changed or modified except by a writing duly executed by both of the Parties hereto.

Section 16.4 Severability. If any provision of this Agreement, or any portion of any such provision, is held to be unenforceable or invalid, the remaining provisions and portions shall nevertheless be carried into effect.

Section 16.5 Remedies. All rights and remedies of the Parties are separate and cumulative, and no one of them, whether exercised or not, shall be deemed to be to the exclusion of or to limit or prejudice any other legal or equitable rights or remedies which the Parties may have, except as otherwise expressly limited herein. Subject to the limitations or remedies imposed elsewhere in this Agreement, .the Parties shall not be deemed to waive any of their rights or remedies thereunder, unless such waiver is in writing and signed by the party to be bound. No delay or omission on the part of either party in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy. A waiver on any one occasion shall not be construed as a bar or waiver of any right or remedy on any future occasion.

Section 16.6 Headings. The headings contained in this Agreement are for convenience only and are not a part of this Agreement, and do not in any way interpret, limit or amplify the scope, extent or intent of this Agreement, or any of the provisions of this Agreement.

Section 16.7 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same agreement.

Section 16.8 Attorneys’ Fees. In the event any litigation is instituted between the Parties arising out of or relating to this Agreement, the Party in whose favor judgment shall be entered shall be entitled to have and recover from the non-prevailing Party all costs and expenses (including reasonable attorneys’ fees and court costs) incurred in such action and any appeal therefrom.

Section 16.9 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and interpreted in accordance with the laws (other than that body of law relating to conflicts of law) of the State of Maryland. The proper venue for any claims, causes of action or other proceedings concerning this Agreement shall be in the state and federal courts located in Maryland.

Section 16.10 No Third Party Beneficiary. This Agreement creates rights and duties only between the Parties, and no third party is or shall be deemed to be or shall have any rights as a third party beneficiary.

Section 16.11 Binding Effect. Subject to Section 16.1 hereof, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, assigns and legal and personal representatives.

Section 16.12 Time. Time is of the essence for the performance of each and every obligation hereunder. Any reference to any time in this Agreement shall be a reference to the current local time in Salt Lake City, Utah.

Section 16.13 Survivability. Except as otherwise provided in this Agreement to the contrary, the covenants and obligations of the Parties to this Agreement shall survive the Closing indefinitely.

Section 16.14 Seller’s 1031 Exchange. Buyer acknowledges that Seller may engage in a tax deferred exchange (“Seller’s Exchange”) pursuant to Section 1031 of the Code. Without limiting the provisions of Section 16.1 hereof, in order to effect Seller’s Exchange, Seller may assign its rights in, and delegate its duties under this Agreement, as well as transfer the Property, to any exchange accommodator which Seller shall determine. As an accommodation to Seller, Buyer agrees to cooperate with Seller in connection with Seller’s Exchange, including the execution of documents therefor, provided the following terms and conditions are satisfied:

(a) Buyer shall have no obligation to take title to any property in connection with Seller’s Exchange;

(b) Buyer shall not be obligated to pay any escrow costs, brokerage commissions, title charges, survey costs, recording costs or other charges incurred with respect to any exchange property, and/or Seller’s Exchange;

(c) The Closing shall not be contingent or otherwise subject to the consummation of Seller’s Exchange, and the Escrow shall timely close in accordance with the terms of this Agreement notwithstanding any failure, for any reason, of the parties to Seller’s Exchange to effect the same;

(d) All representations, warranties, covenants and indemnification obligations of Seller set forth in this Agreement shall not be affected or limited by Seller’s use of an exchange accommodator and shall survive Seller’s Exchange and shall continue to inure directly from Seller for the benefit of Buyer;

(e) All representations, warranties, covenants and indemnification obligations of Buyer set forth in this Agreement shall not be affected or limited by Seller’s use of an exchange accommodator and shall survive Seller’s Exchange and shall continue to inure directly from Buyer for the benefit of Seller; and

(f) Seller agrees to indemnify, protect, defend (with counsel reasonably acceptable to Buyer) and hold Buyer harmless from and against any and all causes of action, claims, demands, liabilities, costs and expenses, including actual attorneys’ fees and costs, incurred by Buyer in connection with Seller’s Exchange.

Buyer makes absolutely no representations or warranties of any kind or nature (express or implied) that tax deferred exchange treatment is available to Seller with respect to Seller’s Exchange, or that such a transaction will qualify in any respect for such treatment, and Buyer shall incur no liability if Seller’s Exchange fails to qualify for the tax deferred treatment intended by Seller. Seller hereby acknowledges and represents to Buyer that Seller is relying solely and entirely upon the advice of Seller’s own consultants with respect to any and all aspects of Seller’s Exchange. In no event shall the obligations of Seller under this Agreement be contingent upon this transaction being included as part of Seller’s Exchange.

Section 16.15 Buyer’s 1031 Exchange. Seller acknowledges that Buyer may be purchasing the Property as an upleg transaction as part of a tax deferred exchange (“Buyer’s Exchange”) pursuant to Section 1031 of the Code. Without limiting the provisions of Section 16.1 hereof, in order to effect Buyer’s Exchange, Buyer may assign its rights in, and delegate its duties under, this Agreement, as well as transfer the Property, to any exchange accommodator which Buyer shall determine. As an accommodation to Buyer, Seller agrees to cooperate with Buyer in connection with Buyer’s Exchange, including the execution of documents therefor, provided the following terms and conditions are satisfied:

(a) Seller shall have no obligation to take title to any property in connection with Buyer’s Exchange;

(b) Except as otherwise provided in this Agreement, Seller shall not be obligated to pay any escrow costs, brokerage commissions, title charges, survey costs, recording costs or other charges incurred with respect to any exchange property;

(c) The Closing shall not be contingent or otherwise subject to the consummation of Buyer’s Exchange, and the Escrow shall timely close in accordance with the terms of this Agreement notwithstanding any failure, for any reason, of the parties to Buyer’s Exchange to effect the same;

(d) All representations, warranties, covenants and indemnification obligations of Seller set forth in this Agreement shall not be affected or limited by Buyer’s use of an exchange accommodator and shall survive Buyer’s Exchange and shall continue to inure directly from Seller for the benefit of Buyer;

(e) All representations, warranties, covenants and indemnification obligations of Buyer set forth in this Agreement shall not be affected or limited by Buyer’s use of an exchange accommodator and shall survive Buyer’s Exchange and shall continue to inure directly from Buyer for the benefit of Seller; and

(f) Buyer agrees to indemnify, protect, defend (with counsel reasonably acceptable to Seller) and hold Seller harmless from and against any and all causes of action, claims, demands, liabilities, costs and expenses, including actual attorneys’ fees and costs, incurred by Seller in connection with Buyer’s Exchange.

Seller makes absolutely no representations or warranties of any kind or nature (express or implied) that tax deferred exchange treatment is available to Buyer with respect to Buyer’s Exchange, or that such a transaction will qualify in any respect for such treatment. Buyer hereby acknowledges and represents to Seller that Buyer is relying solely and entirely upon the advice of Buyer’s own consultants with respect to any and all aspects of Buyer’s Exchange. In no event shall the obligation of Buyer under this Agreement be contingent upon this transaction being included as part of Buyer’s Exchange.

Section 16.16 Business Days. If the Closing Date or any other date described in this Agreement by which one Party hereto must give notice to the other Party hereto or perform or fulfill an obligation hereunder is a Calendar Day that is not a Business Day, then the Closing Date or such other date shall be automatically extended to the next succeeding Business Day.

Section 16.17 Construction. This Agreement shall not be construed more strictly against one Party than against the other Party merely by virtue of the fact that it may have been prepared primarily by counsel for one of the Parties, it being recognized that both Seller and Buyer have contributed substantially and materially to the preparation of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:

FAISON-BRANDYWINE, LLC, a North Carolina limited liability company

By:	FAISON CAPITAL DEVELOPMENT, LLC, a North Carolina limited liability company, its Manager

By:	/s/ Allen S. Jackson, Jr.
Title:	Vice President

Date:	9-3-10

BUYER:

EXCEL TRUST, L.P., a Delaware limited partnership

By:	Excel Trust, Inc., a Maryland corporation, its General Partner

	By:	/s/ Mark T. Burton
Mark T. Burton
	Title:	Chief Investment Officer

	Date:	9-3-10

CONSENT OF ESCROW AGENT

The undersigned Escrow Agent hereby agrees to: (i) accept the foregoing Agreement; (ii) be Escrow Agent under said Agreement; (iii) to make all filings required under Section 6045 of the Internal Revenue Code of 1986, as amended; and (iv) be bound by said Agreement in the performance of its duties as Escrow Agent; provided, however, the undersigned shall have no obligations, liability or responsibility under (a) this Consent or otherwise, unless and until said Agreement, fully signed by the parties, has been delivered to the undersigned, or (b) any amendment to said Agreement unless and until the same is accepted by the undersigned in writing.

Dated:                             , 2010

FIRST AMERICAN TITLE INSURANCE COMPANY

By:

Title:

EXHIBIT “A”

LEGAL DESCRIPTION OF LAND

All those certain lots or parcels of land lying and being situate in Prince George’s County, Maryland, and being more particularly described as follows:

Parcels 1, 2, 4, 5 & Outparcel 8, Block “B” as per Plat entitled, “Plat of Correction of Plat of Correction Plat Book PM 226 Plat No. 73, Parcels 1, 2, 3, 4, 6 and Outparcels 6 & 8, Block ‘B’”, prepared by Loiederman Soltesz Associates, Inc., recorded November 4, 2009 in Plat Book PM 231, at Plat No. 100 among the Land Records of Prince George’s County, Maryland; and

Parcel 6 as per Plat entitled, “Parcel 6, A Resubdivision of Part of Plat of Correction of Plat Book PM 226 Plat No. 73, Outparcel 6, Block ‘B’, Brandywine Industrial Park”, prepared by Loiederman Soltesz Associates, Inc., recorded January 13, 2010 in Plat Book PM 232, at Plat 29 among the Land Records of Prince George’s County, Maryland.

Parcels 1, 2 and 3, Block “A” as per Plat entitled, “Plat of Resubdivision of Brandywine 301 Industrial Park, Plat Book REP 203 Plat No. 51, Parcels 1, 2, 3 and 11, Block ‘A’, Brandywine 301 Industrial Park”, prepared by Loiederman Soltesz Associates, Inc., recorded December 13, 2007, in Plat Book PM 224, at Plat No. 89 among the Land Records of Prince George’s County, Maryland.

A-1

EXHIBIT “A-1”

LEGAL DESCRIPTION OF EXCLUDED LAND

Parcel 10 as shown on that certain unrecorded plat entitled “A Resubdivision Plat of Parcel 6, Block ‘B’, Brandywine 301 Industrial Park, Outparcel 8 and ‘Residual Parcel’, Block ‘B’, Brandywine 301 Industrial Park, Lots 7, 8, 9, 11 and 18 and Vacated Portion of Brandywine Road V08006, Parcel ‘A’ and Parcel 7, Block ‘B’, Brandywine 301 Industrial Park, and Outlot ‘A’, Block ‘B’, Brandywine 301 Industrial Park, Plat One, Phase II, Parcels 10 through 16, Block ‘B’, Brandywine 301 Industrial Park” dated May, 2010, prepared by Loiederman Soltesz Associates, Inc.

Such Parcel 10 comprising (i) Parcel 6 and Outparcel 8 (both as described in Exhibit A-2 below), plus (ii) the following-described property:

BEING a part of Parcel “A”, Block B as shown on a plat of subdivision titled Brandywine 301 Industrial Park recorded among the land records of Prince George’s County, Maryland in Plat Book CH 191 as Plat Number 98, and all of Outlot “A” as shown on a plat of subdivision title Brandywine 301 Industrial Park recorded among the aforesaid land records in Plat Book REP 198 as Plat Number 28, both acquired by Faison-Brandywine, LLC, with a deed recorded among the aforesaid land records in Liber 31724 at folio 76, and a part of Lot 18 as shown on a plat of subdivision titled Long’s Subdivision recorded among the aforesaid land records in Plat Book BB 8 as Plat Number 93, acquired by Faison-Brandywine, LLC, with a deed recorded among the aforesaid land records in Liber 31634 at folio 556, said land being more particularly described in the Maryland State Plane, NAD 83 datum as follows.

BEGINNING at a point on the South 01°42’04” West 120.00 feet line of the aforesaid Parcel “A”, a distance of 78.55 feet from the northern end thereof; thence as now surveyed, binding on said parcel line and the South 01°42’04” West 4.15 feet line of the aforesaid Outlot “A”, and being common with the western right of way line of Matapeake Drive, 70 feet wide right of way, as shown on a plat of subdivision title Brandywine 301 Industrial Park recorded among the aforesaid land records in Plat Book VJ 185 as Plat Number 27,

1)	South 01°45’04” West, 45.60 feet; thence binding on the southeastern line of the aforesaid Outlot “A”, and being common with the northeastern fillet of Timothy Branch Drive, variable width right of way, as shown on a plat of subdivision titled Brandywine 301 Industrial Park recorded among the aforesaid land records in Plat Book PM 231 as Plat Number 100,

2)	South 46°45’04” West, 35.34 feet; thence binding on the southern line of the aforesaid Outlot “A”, and in part being common with the northern line of the aforesaid Timothy Branch Drive, and in part being common with the northern line of the “Residual Parcel” as shown on the aforesaid plat of subdivision titled Brandywine 301 Industrial Park recorded in Plat Book PM 231 as Plat Number 100,

3)	North 88°14’56” West, 709.88 feet; thence binding on part of the western line of the aforesaid Outlot “A”, and being common with the eastern line of Outparcel 8 as shown on the aforesaid plat of subdivision title Brandywine 301 Industrial Park recorded in Plat Book PM 231 as Plat Number 100,

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4)	North 07°00’54” East, 24.86 feet; thence binding on part on the southern line of the aforesaid Lot 18, Long’s Subdivision, and being common with the northern line of the aforesaid Outparcel 8,

5)	North 82°55’14” West, 120.43 feet; thence running so as to cross and include part of the aforesaid Lot 18, Longs Subdivision and the aforesaid Outlot “A”,

6)	North 81°34’28” East, 189.60 feet; thence running so as to cross and include part of the aforesaid Outlot “A”,

7)	South 88°20’54” East, 665.88 to the POINT OF BEGINNING; Containing 52,531 square feet or 1.2059 acres of land.

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EXHIBIT “A-2”

LEGAL DESCRIPTIONS OF SAFEWAY GAS PARCEL,

OUTPARCEL 8, OUTLOT A, PARCEL A AND LOT 18

Safeway Gas Parcel (Parcel 6)

Parcel 6 as per Plat entitled, “Parcel 6, A Resubdivision of Part of Plat of Correction of Plat Book PM 226 Plat No. 73, Outparcel 6, Block ‘B’, Brandywine Industrial Park”, prepared by Loiederman Soltesz Associates, Inc., recorded January 13, 2010 in Plat Book PM 232, at Plat 29 among the Land Records of Prince George’s County, Maryland.

Outparcel 8

Outparcel 8, Block “B” as per Plat entitled, “Plat of Correction of Plat of Correction Plat Book PM 226 Plat No. 73, Parcels 1, 2, 3, 4, 6 and Outparcels 6 & 8, Block ‘B’”, prepared by Loiederman Soltesz Associates, Inc., recorded November 4, 2009 in Plat Book PM 231, at Plat No. 100 among the Land Records of Prince George’s County, Maryland.

Outlot A

Outlot “A” in Block B on that certain plat entitled “Parcel B and Outlot A, Block B, Brandywine 301 Industrial Park, Brandywine Election District No. 11, Prince George’s County, Maryland,” dated June, 2003 by Ben Dyer Associates, Inc, recorded among the Land Records on December 4, 2003, in Plat Book REP 198, Plat No. 28.

Parcel A

Parcel “A” in Block B on that certain plat entitled “Parcels 7 and A, Block B, Brandywine 301 Industrial Park, Brandywine District No. 11, Prince George’s County, Maryland,” dated February, 2000 by Ben Dyer Associates, Inc, recorded among the Land Records on May 4, 2001, in Plat Book CH 191, at Plat No. 98

Lot 18

Lot Eighteen (18) in the subdivision known as “Long’s Subdivision”, as per the Long’s Subdivision Plat, saving and excepting therefrom the part conveyed to the State Roads Commission of Maryland by Deeds recorded in the aforesaid Land Records in Liber 1326 at folio 307 and in Liber 11155 at folio 698.

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EXHIBIT “B”

SELLER’S DEED

PREPARED BY	TAX PARCEL ID NO.
AND WHEN RECORDED, MAIL TO:

TITLE COMPANY:

Phone No.: ( )

SPECIAL WARRANTY DEED

[Maryland]

THIS DEED, made and entered into this          day of                          2010, by FAISON-BRANDYWINE, LLC, a North Carolina limited liability company, having an address at 121 West Trade Street, 27th Floor, Charlotte, NC 28202 (“Grantor”), to                             , a                             , having an address at                                          (“Grantee”).

W I T N E S S E T H:

That for and in consideration of the sum of                                                               Dollars ($            ), receipt of which is hereby acknowledged, Grantor does hereby grant, bargain and sell, convey, transfer and confirm, unto Grantee, its successors and assigns, fee simple absolute title to all of those parcels of land situate, lying and being in the County of Prince George’s, State of Maryland, being more particularly described in Exhibit A attached hereto and by this reference made a part hereof.

TOGETHER WITH all improvements thereupon and all and singular the tenements, hereditaments, rights-of-way, easements privileges, appurtenances, advantages and interests in leases to the same belonging or in any way appertaining.

TO HAVE AND TO HOLD the said described land and premises unto and to the use of Grantee, its successors and assigns, in fee simple absolute.

AND said Grantor covenants that it will warrant specially the premises hereby granted and conveyed; that it has done no act to encumber the said land; and that it will execute such further assurances of the said land as may be requisite, in each case subject to any and all rights, obligations, reservations, covenants, conditions, restrictions, easements, rights-of-way, encumbrances and other matters of record as of the date hereof.

B-1

AND GRANTEE, by its acceptance hereof, hereby assumes payment of all ad valorem real estate taxes and assessments attributable to the Property from and after the date hereof.

By executing this Deed, Grantor certifies under penalties of perjury that Grantor is a “Resident Entity” as defined by Section 10-912(a) of the Tax-General Article of the Annotated Code of Maryland and is not subject to the “total payment” requirements set forth in Section 10-912(b) of the Tax-General Article of the Annotated Code of Maryland.

IN WITNESS WHEREOF, Grantor has caused this Deed to be executed under seal as of the day and year first above written.

WITNESS/ATTEST:	FAISON-BRANDYWINE, LLC

	By:	Faison Capital Development, LLC, a North Carolina limited liability company, its Manager

		By:	(Seal)
Name:
Title:

2

ATTORNEY CERTIFICATION

This is to certify that the within instrument was prepared by or under the supervision of the undersigned, an attorney duly admitted to practice before the Court of Appeals of Maryland.

Name:
Attorney

3

State of North Carolina	)
	)	ss:
County of	)

BEFORE ME, a Notary Public in and for the jurisdiction aforesaid, personally appeared this date                              personally well known (or satisfactorily proven) to me to be the person whose name is subscribed to the foregoing and annexed Instrument, who, being by me first duly sworn, did depose and state that s/he is a Vice President of Faison Capital Development, LLC, a North Carolina limited liability company, the Manager of Faison-Brandywine, LLC, a North Carolina limited liability company, which entity is a party to the foregoing and annexed Instrument; that the consideration recited in the foregoing and annexed Instrument is true and bona fide as set forth therein; and that s/he, being duly authorized so to do, executed said Instrument on behalf of said Faison Capital Development, LLC as the Manager of Faison-Brandywine, LLC and acknowledged the same as its free act and deed for the uses and purposes therein contained.

WITNESS my hand and official seal this      day of                      2010.

Notary Public

[ Notarial Seal ]

My Commission Expires:

4

EXHIBIT “A”

TO SELLER’S DEED

LEGAL DESCRIPTION OF LAND

5

EXHIBIT “C”

BILL OF SALE

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged,                                         , a                              (“Grantor”), hereby sells, conveys, transfers and releases to                             , a                              (“Grantee”), the Personal Property as defined in the Purchase Agreement.

This Bill of Sale is being entered into pursuant to and in accordance with that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated                     , 2010, as amended and assigned, by and between Grantor, as “Seller,” and Grantee, as “Buyer” (“Purchase Agreement”). The Personal Property is sold and conveyed to, and purchased and accepted by, Assignee in its present condition, without recourse, “AS IS,” “WHERE IS” and with all faults. ASSIGNOR EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR USE.

EXECUTED and to be made effective as of the date of the Closing, as said term is defined in the Purchase Agreement.

GRANTOR:

By:	EXHIBIT _- DO NOT SIGN
Title:

EXHIBIT “D”

CERTIFICATE OF NON-FOREIGN STATUS

The undersigned, being duly sworn, hereby deposes, certifies and states on oath as follows:

1. Faison-Brandywine, LLC (“Transferor”) is a North Carolina limited liability company;

2. That Transferor’s address is 121 West Trade Street, 27th Floor, Charlotte, North Carolina 28202;

3. None of the Transferor, FCDLLC (as defined below) or the undersigned is a foreign person, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

4. The Transferor and FCDLLC are disregarded entities as defined in Treasury Regulation §1.1445-2(b)(2)(iii), and the undersigned is not a disregarded entity as defined in Treasury Regulation §1.1445-2(b)(2)(iii);

5. That the undersigned’s United States taxpayer identification number is 56-1647532: and

6. That the undersigned is making this Certificate and Affidavit pursuant to the provisions of Section 1445 of the Code in connection with the sale of the real property known as Brandywine Crossing, located at U.S. Route 301/MD Route 5 and Chadds Ford Drive/Matapeake Drive, Brandywine, Prince George’s County, Maryland, from Transferor to                          (“Transferee”), which sale constitutes the disposition by the Transferor of a United States real property interest, for the purposes of establishing that the Transferee is not required to withhold tax pursuant to Section 1445 of the Code in connection with such disposition.

The undersigned, FAISON ENTERPRISES, INC., a North Carolina non-profit corporation (“Faison Enterprises”), sole member and owner of all membership interests in FAISON CAPITAL DEVELOPMENT, LLC, a North Carolina limited liability company (“FCDLLC”), a disregarded entity, which in turn is the sole member in Transferor, under penalty of perjury, declares and certifies that it has examined this certification and it is correct, and it further declares that it has signed this document on behalf of the Transferor.

FAISON ENTERPRISES, INC.,
a North Carolina non-profit corporation

By:
Name:
Title:

Sworn to and subscribed before me, this              day of                             , 2010.

Notary Public

My commission expires:

(Official Seal)

EXHIBIT “E”

ASSIGNMENT AND ASSUMPTION OF LEASES

AND SECURITY DEPOSITS

THIS ASSIGNMENT AND ASSUMPTION OF LEASES AND SECURITY DEPOSITS (“Assignment”), is made and dated for reference purposes as of the      day of                     , 201  , by and between                                          (“Assignor”), and                                          (“Assignee”), both of whom may be referred to herein as the “Parties” and each of whom may be referred to herein as a “Party.”

RECITALS

A. Assignor and Assignee are parties to that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated                             , 201  , as amended and assigned (“Purchase Agreement”). Unless otherwise expressly defined herein, capitalized terms used herein without definition shall have the same meaning given to such terms in the Purchase Agreement.

B. This Assignment is being made pursuant to the Purchase Agreement for the purpose of memorializing the assignment by Assignor to Assignee of: (a) those Leases set forth on Exhibit “A” attached hereto; and (b) the Security Deposits set forth on Exhibit “B” attached hereto and incorporated by reference.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Assignment of Leases. Subject to the provisions of the Purchase Agreement, effective as of the Closing, Assignor hereby grants, assigns, transfers, conveys and delivers to Assignee, and Assignee hereby accepts the assignment of, the Leases and the Security Deposits and all of the right, title, estate, interest, benefits and privileges of the lessor or landlord thereunder.

2. Assumption of Obligations. Subject to the provisions of the Purchase Agreement, by acceptance of this Assignment, effective as of the Closing, Assignee hereby assumes and agrees to perform and to be bound by all of the terms, covenants, conditions and obligations imposed upon the lessor or landlord under the Leases accruing on or after the Closing. Without limiting the foregoing, in the event that the Property Expense Reconciliation results in a Property Expense Reimbursement Surplus and Assignor pays to Assignee an amount equal to the Property Expense Reimbursement Surplus pursuant to the Purchase Agreement, Assignee shall be obligated to reimburse or credit the Tenants for such Property Expense Reimbursement Surplus as required by their respective Leases.

3. Indemnification by Assignor. Assignor hereby agrees to indemnify, defend and hold harmless Assignee of, for, from and against any and all claims, demands, liabilities, losses,

damages, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising out of or relating to the breach by Assignor of any of the obligations, terms and/or covenants of the lessor or landlord under or pursuant to the Leases, which obligations, terms and/or covenants accrue prior to the Closing.

4. Indemnification by Assignee. Assignee hereby agrees to indemnify, defend and hold harmless Assignor of, for, from and against any and all claims, demands, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising out of or relating to the breach by Assignee of any of the obligations, terms and/or covenants of the lessor or landlord under or pursuant to the Leases, which obligations, terms and/or covenants accrue on or after the Closing.

5. Proration. Nothing contained in this Assignment shall constitute a waiver of or a limitation on any of the rights and obligations of the Parties pursuant to Article 11 of the Purchase Agreement concerning prorations.

6. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of the respective Parties hereto.

7. Attorneys’ Fees. In the event of any legal action between Assignor and Assignee arising out of or in connection with this Assignment, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees and costs incurred in such action and any appeal therefrom.

8. Governing Law; Jurisdiction and Venue. This Assignment shall be governed by the laws of the State of Maryland. The proper venue for any claims, causes of action or other proceedings concerning this Assignment shall be in the state and federal courts located in the County of Prince George’s, Maryland.

9. Counterparts. This Assignment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

10. Cooperation. Assignor hereby agrees to and shall execute and deliver to Assignee any and all documents, agreements and instruments necessary to consummate the transactions contemplated by this Assignment.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Assignment as of the date first above written.

ASSIGNOR:

EXHIBIT – DO NOT SIGN

By:

Title:

ASSIGNEE:

EXHIBIT – DO NOT SIGN

By:

Title:

EXHIBIT “A”

TO ASSIGNMENT AND ASSUMPTION

OF LEASES AND SECURITY DEPOSITS

LEASES

EXHIBIT “B”

TO ASSIGNMENT AND ASSUMPTION

OF LEASES AND SECURITY DEPOSITS

SECURITY DEPOSITS

EXHIBIT “F”

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS (“Assignment”) is made and dated for reference purposes as of                     , 201  , by and between                                                               (“Assignor”) and                                         , a                              (“Assignee”), both of whom may be referred to herein as the “Parties.”

RECITALS

A. Assignor and Assignee are parties to that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated as of                             , 201  , as amended and assigned (the “Purchase Agreement”). Capitalized terms used in this Assignment without definition shall have the meaning given to such terms in the Purchase Agreement.

B. This Assignment is made pursuant to, as required by, and subject to the terms and conditions of the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

11. Assignment of Contracts. Effective as of the Closing, Assignor hereby assigns, transfers and sets over to Assignee all of Assignor’s right, title and interest, in, to and under the contracts and agreements listed or described on Exhibit “A,” attached hereto and incorporated herein by reference (the “Assumed Contracts”).

12. Assumption of Obligations. Effective as of the Closing, Assignee hereby assumes and agrees to perform all of the obligations, terms and covenants of Assignor under each of the Assumed Contracts, which obligations, terms and covenants accrue on or after the Closing.

13. Indemnification by Assignor. Assignor hereby agrees to indemnify, defend and hold harmless Assignee, and its officers, directors, shareholders, employees and agents, for, from, of and against any and all claims, demands, liabilities, losses, damages, costs and expenses (including without limitation reasonable attorneys’ fees) arising out of or relating to the breach by Assignor of any of the obligations, terms and/or covenants of Assignor under or pursuant to the Assumed Contracts, which obligations, terms and/or covenants accrue prior to the Closing.

14. Indemnification by Assignee. Assignee hereby agrees to indemnify, defend and hold harmless Assignor, and its partners, affiliates, employees and agents, for, from, of and against any and all claims, demands, liabilities, losses, damages, costs and expenses (including without limitation reasonable attorneys’ fees) arising out of or relating to the breach by Assignee of any of the obligations, terms and/or covenants of Assignor under or pursuant to the Assumed Contracts, which obligations, terms and/or covenants accrue on or after the Closing.

15. Governing Law. This Assignment shall be governed by the laws of the State of Maryland. The proper venue for any claims, causes of action or other proceedings concerning this Assignment shall be in the state and federal courts located in the County of Prince George’s, Maryland.

16. Binding Effect. This Assignment and the provisions contained herein shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

17. Attorneys’ Fees. In the event of any legal action between Assignor and Assignee arising out of or in connection with this Assignment, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees and costs incurred in such action and any appeal therefrom.

18. Cooperation. Assignor hereby agrees to and shall execute and deliver to Assignee any and all documents, agreements and instruments necessary to consummate the transactions contemplated by this Assignment.

19. Counterparts. This Assignment may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the date first above written.

ASSIGNOR:

EXHIBIT – DO NOT SIGN

By:

Title:

ASSIGNEE:

EXHIBIT – DO NOT SIGN

By:

Title:

EXHIBIT “A”

TO ASSIGNMENT AND ASSUMPTION OF CONTRACTS

ASSUMED CONTRACTS

EXHIBIT “G”

ASSIGNMENT OF PERMITS, ENTITLEMENTS

AND INTANGIBLE PROPERTY

THIS ASSIGNMENT OF PERMITS, ENTITLEMENTS AND INTANGIBLE PROPERTY (the “Assignment”) is dated for reference purposes as of                     , 201   and is entered into by                                          (“Assignor”) in favor of                                         , a                                          (“Assignee”).

RECITALS

A. Assignor and Assignee are parties to that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated                     , 201  , as amended and assigned (“Purchase Agreement”). Unless otherwise expressly defined herein, capitalized terms used herein without definition shall have the same meaning given to such terms in the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

20. Assignment by Assignor. Effective as of the Closing, Assignor hereby transfers and assigns to Assignee the Intangible Property, the Permits and Entitlements. The Intangible Property, the Permits and Entitlements are sold and conveyed to, and purchased and accepted by, Assignee in its present condition, without recourse, “AS IS,” “WHERE IS” and with all faults. ASSIGNOR EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR USE.

21. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of the respective Parties hereto.

22. Attorneys’ Fees. In the event of any legal action between Assignor and Assignee arising out of or in connection with this Assignment, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees and costs incurred in such action and any appeal therefrom.

23. Governing Law; Jurisdiction and Venue. This Assignment shall be governed by, interpreted under, and construed and enforceable with, the laws of the State of California. The proper venue for any claims, causes of action or other proceedings concerning this Assignment shall be in the state and federal courts located in the County of Prince George’s, Maryland.

24. Counterparts. This Assignment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

25. Cooperation. Assignor hereby agrees to and shall execute and deliver to Assignee any and all reasonable documents, agreements and instruments necessary to consummate the transactions contemplated by this Assignment.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed as of the day and year first above written.

ASSIGNOR:

EXHIBIT - DO NOT SIGN

By:
Title:

ASSIGNEE:

EXHIBIT – DO NOT SIGN

By:
Title

EXHIBIT “B”

LIST OF ASSIGNED PROPERTY

EXHIBIT “H”

GENERAL PROVISIONS OF ESCROW

THESE GENERAL PROVISIONS OF ESCROW (“General Provisions”), are being entered into pursuant to that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated                     , 201  , by and between                                         , as the “Seller,” and                                         , as the “Buyer,” as the same may be amended from time to time (“Purchase Agreement”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Purchase Agreement.

THE PARTIES UNDERSTAND AND ACKNOWLEDGE:

26. Deposit of Funds and Disbursements. Unless directed in writing by Seller or Buyer, as applicable, to establish a separate, interest-bearing account together with all necessary taxpayer reporting information, all funds received by Escrow Agent shall be deposited in general escrow accounts in a federally insured financial institution (“Depositories”). All disbursements shall be made by Escrow Agent’s check or by wire transfer unless otherwise instructed in writing by the party to receive such disbursement. The Good Funds Law requires that Escrow Agent have confirmation of receipt of funds prior to disbursement.

27. Disclosure of Possible Benefits to Escrow Agent. As a result of Escrow Agent maintaining its general escrow accounts with the Depositories, Escrow Agent may receive certain financial benefits such as an array of bank services, accommodations, loans or other business transactions from the Depositories (“Collateral Benefits”). Notwithstanding the foregoing, the term Collateral Benefits shall not include any interest that accrues or is earned on the Deposit and in no event and under no circumstance shall Escrow Agent be entitled to receive and retain any interest that accrues or is earned on the Deposit. All Collateral Benefits shall accrue to the sole benefit of Escrow Agent and Escrow Agent shall have no obligation to account to the parties to this Escrow for the value of any such Collateral Benefits.

28. Miscellaneous Fees. Escrow Agent may incur certain additional costs on behalf of the parties for services performed by third party providers. The fees charged by Escrow Agent for such services shall not include a mark up or premium over the direct cost of such services.

29. Prorations and Adjustments. All prorations and/or adjustments shall be made in accordance with the Purchase Agreement.

30. Contingency Periods. Escrow Agent shall not be responsible for monitoring contingency time periods between the Parties.

31. Reports. As an accommodation, Escrow Agent may agree to transmit orders for inspection, termite, disclosure and other reports if requested, in writing or orally, by the parties or their agents. Escrow Agent shall deliver copies of any such reports as directed. Escrow Agent is not responsible for reviewing such reports or advising the parties of the content of same.

32. Recordation of Documents. Escrow Agent is authorized to prepare, obtain, record and deliver the necessary instruments to carry out the terms and conditions of this Escrow and, to the extent that Escrow Agent is also the Title Company, to issue the Title Policy at Closing, subject to and in accordance with the Purchase Agreement or pursuant to separate written instructions to Escrow Agent executed by Seller.

33. Conflicting Instructions and Disputes. No notice, demand or change of instructions shall be of any effect in this Escrow unless given in writing by Seller and Buyer. In the event a demand for the Deposit and/or any other amounts in this Escrow is made which is not concurred with by Seller and Buyer, Escrow Agent, regardless of who made demand therefor, may elect to file a suit in interpleader and obtain an order from the court allowing Escrow Agent to deposit all funds and documents in court and have no further liability with respect thereto. If an action is brought involving this Escrow and/or Escrow Agent, Seller and Buyer agree to indemnify and hold Escrow Agent harmless against liabilities, damages and costs incurred by Escrow Agent (including reasonable attorney’s fees and costs) except to the extent that such liabilities, damages and costs were caused by the negligence, gross negligence or willful misconduct of Escrow Agent.

34. Amendments to General Provisions. Any amendment to these General Provisions must be mutually agreed to by Seller and Buyer and accepted by Escrow Agent. The Purchase Agreement and these General Provisions shall constitute the entire escrow agreement between the Escrow Agent and the parties hereto with respect to the subject matter of the Escrow.

35. Copies of Documents; Authorization to Release. Escrow Agent is authorized to rely upon copies of documents, which include facsimile, electronic, NCR, or photocopies as if they were an originally executed document. If requested by Escrow Agent, the originals of such documents shall be delivered to Escrow Agent. Documents to be recorded MUST contain original signatures. Escrow Agent may furnish copies of any and all documents to the lender(s), real estate broker(s), attorney(s) and/or accountant(s) involved in this transaction upon their request.

36. Execution in Counterpart. These General Provisions and any amendments may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute the same instruction.

37. Tax Reporting, Withholding and Disclosure. The Parties are advised to seek independent advice concerning the tax consequences of this transaction, including but not limited to, their withholding, reporting and disclosure obligations. Escrow Agent does not provide tax or legal advice and the parties agree to hold Escrow Agent harmless from any loss or damage that the parties may incur as a result of their failure to comply with federal and/or state tax laws. EXCEPT AS OTHERWISE REQUIRED UNDER APPLICABLE LAW, WITHHOLDING OBLIGATIONS ARE THE EXCLUSIVE OBLIGATIONS OF THE PARTIES AND ESCROW AGENT IS NOT RESPONSIBLE TO PERFORM THESE OBLIGATIONS UNLESS ESCROW AGENT AGREES IN WRITING.

38. Taxpayer Identification Number Reporting. Federal law requires Escrow Agent to report Seller’s social security number and/or tax identification number, forwarding address,

and the gross sales price to the Internal Revenue Service (“IRS”). Escrow cannot be closed nor any documents recorded until the information is provided and Seller certifies its accuracy to Escrow Agent.

39. Purchase Agreement. In the event of any conflict between the terms and conditions of the Purchase Agreement and the terms and conditions of these General Provisions, the terms and conditions of the Purchase Agreement shall govern.

40. Notices. All notices relating to these General Provisions shall be given in compliance with the Notice provisions set forth in the Purchase Agreement.

SELLER:

EXHIBIT – DO NOT SIGN

By:

Title:

Date:	, 201

BUYER:

EXHIBIT – DO NOT SIGN

By:

Title:

Date:	, 201

ESCROW AGENT:

EXHIBIT – DO NOT SIGN

By:

Title:

EXHIBIT “I”

FORM OF TENANT’S ESTOPPEL CERTIFICATE

To:	Excel Trust, L.P., a Delaware limited partnership 801 North 500 West, Suite 201 West Bountiful, Utah 84010

RE:	That certain lease agreement dated , 201 , as amended by that certain dated , 201 (as amended or modified, the “Lease”), whereby , as tenant therein (“Tenant”), leased from Faison-Brandywine, LLC, as landlord therein (“Landlord”), approximately rentable square feet of space located in Brandywine Crossing Shopping Center (the “Premises”), which is located in Prince George’s County, Maryland (the “Property”).

Gentlemen:

Tenant acknowledges that Excel Trust, L.P., a Delaware limited partnership, or its nominee (“Buyer”) is reviewing the possible purchase of the Property from Landlord. In connection therewith, Tenant hereby certifies, represents and warrants to Buyer and any lender that may provide financing to Buyer for the purchase of the Property (“Lender”), and their respective successors and assigns, as follows:

41. The Lease constitutes the entire agreement between Landlord and Tenant with respect to the Premises and the Property, is in good standing full force and effect, and has not been amended, modified or assigned either orally or in writing, except as provided in the Preamble of this Tenant Estoppel Certificate.

42. The rentable square footage of Tenant’s Premises is equal to                      square feet.

43. The term of the Lease commenced on                     , 201  , and will terminate on                     , 201  . Tenant has                      renewal options of                      years each.

44. The current monthly amount of guaranteed minimum rent payable by the Tenant is equal to $            . Percentage Rent is due upon the dates as described in paragraph                      of the Lease in the amount of             % of Gross Sales in excess of $            . Current charges for operating expenses, insurance and real estate taxes are                      per month. Guaranteed minimum rent has been paid through                     , 2010, and additional rent for operating expenses, insurance premiums and real estate taxes has been paid through                     , 2010. No rent has been prepaid by more than thirty (30) days.

45. Tenant is responsible for paying its proportionate share of operating expenses, insurance and real estate taxes owed regarding the Property.

46. Tenant has not deposited any monies or instruments to secure any of its agreements and obligations under the Lease and has not paid any advance rentals or other amounts, excepts as specified below (write “NONE” if there is none):

47. There are no defaults of Landlord or Tenant under the Lease, and there are no existing circumstances which with the passage of time, or giving of notice, or both, would give rise to a default by Landlord or Tenant under the Lease. Landlord and Tenant are in full compliance with their obligations under the Lease.

48. No breach or violation exists of any of the provisions of the Lease granting exclusive uses to Tenant or prohibiting or restricting uses of other tenants.

49. Construction of all improvements required under the Lease and any other conditions to Tenant’s obligations under the Lease, if any, have been satisfactorily completed by Landlord, and Tenant has accepted the Premises and is occupying and operating in the Premises.

50. Tenant has no charge, lien, claim of set-off, abatement or defense against rents or other charges due or to become due under the Lease or otherwise under any of the terms, conditions, and covenants contained therein, and Tenant is not entitled to any concessions, rebates, allowances or other considerations for free or reduced rent.

51. There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships, or voluntary or involuntary proceedings in bankruptcy or pursuant to any other laws for relief of debtors contemplated or filed by Tenant or pending against Tenant.

52. Tenant has not subleased all or any portion of the Premises or assigned any of its rights under the Lease, nor pledged any interest therein.

53. Tenant does not have any rights or options to purchase the Property, the Premises or any portion thereof.

54. If the Lease is guaranteed, the Guaranty is unmodified and in full force and effect. There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships, or voluntary or involuntary proceedings in bankruptcy or pursuant to any other laws for relief of debtors contemplated or filed by any Guarantor or pending against any Guarantor.

55. Tenant does not have any options, rights of first refusal, rights of first offer, expansion rights or similar rights with respect to other Property space.

56. Tenant has never permitted or suffered the generation, treatment, use, storage, disposal or discharge of any hazardous, toxic or dangerous substance, waste or materials in, on or about the Leased Premises or any adjacent property, except in accordance with applicable environmental laws.

57. Upon being notified of the closing of the above-referenced proposed purchase, sale and assignment, Tenant agrees to recognize Buyer as Landlord under the Lease and to send all rental payments and communications permitted or required under the Lease to such address as Landlord may, in writing, direct from time to time.

58. The person(s) whose signature(s) appear(s) below is duly and fully authorized to execute this Tenant Estoppel Certificate and has knowledge of the facts and statements recited herein.

The certifications, representations and warranties herein made shall be binding upon Tenant, its heirs, legal representatives, successors and assigns, and shall inure to Buyer’s and Lender’s benefit and to the benefit of Buyer’s and Lender’s respective successors and assigns. Tenant acknowledges that Buyer may rely on this Tenant Estoppel Certificate in conjunction with its purchase and thereafter its ownership and operation of the Property. Tenant further acknowledges that any Lender may rely on this Tenant Estoppel Certificate in conjunction with any financing of the purchase of the Property by Buyer.

IN WITNESS WHEREOF, the Tenant has executed and delivered this Tenant Estoppel Certificate this      day of                     , 2010.

TENANT:

By

Title

GUARANTOR (as applicable):

By

Title

EXHIBIT “A”

TO FORM OF TENANT ESTOPPEL CERTIFICATE

LEASE

EXHIBIT “J”

FORM OF LANDLORD ESTOPPEL CERTIFICATE

To:	Excel Trust, L.P., a Delaware limited partnership 801 North 500 West, Suite 201 West Bountiful, Utah 84010

RE:

That certain lease agreement dated                     , 201  , as amended by that certain                      dated                     , 201   (as amended or modified, the “Lease”), whereby                     , as tenant therein (“Tenant”), leased from                                         , as landlord therein (“Landlord”),                      square feet of space located in                                          (the “Premises”), which shopping center is located in the City of                     , State of                      (the “Property”).

Gentlemen:

Landlord hereby certifies, represents and warrants to Buyer, its respective successors and assigns, as follows:

59. The Lease constitutes the entire agreement between Landlord and Tenant with respect to the Premises and the Property, is in good standing and full force and effect, and has not been amended, modified or assigned either orally or in writing, except as provided in the Preamble of this Landlord Estoppel Certificate.

60. The rentable square footage of Tenant’s Premises is equal to                      square feet.

61. The term of the Lease commenced on                     , 19    , and will terminate on                     , 201  . Tenant has                      renewal options of                      years each.

62. The current monthly amount of guaranteed minimum rent payable by the Tenant is equal to $            . Percentage Rent is due upon the dates as described in paragraph                      of the Lease in the amount of             % of Gross Sales in excess of $            . Current charges for operating expenses, insurance and real estate taxes are                      per month. Guaranteed minimum rent has been paid through                     , 201  , and additional rent for operating expenses, insurance premiums and real estate taxes has been paid through                     , 201  . No rent has been prepaid by more than 30 days.

63. Tenant is responsible for paying its proportionate share of operating expenses, insurance and real estate taxes owed regarding the Property.

64. Tenant has not deposited any monies or instruments to secure any of its agreements and obligations under the Lease and has not paid any advance rentals or other amounts, excepts as specified below (write “NONE” if there is none):                                         .

65. To the undersigned’s knowledge, there are no defaults of Landlord or Tenant under the Lease, and there are no existing circumstances which with the passage of time, or giving of notice, or both, would give rise to a default by Landlord or Tenant under the Lease. To the undersigned’s knowledge, Landlord and Tenant are in full compliance with their obligations under the Lease, and the Lease is in good standing and in full force and effect.

66. To the undersigned’s knowledge, no breach or violation exists of any of the provisions of the Lease granting exclusive uses to Tenant or prohibiting or restricting uses of other tenants.

67. To the undersigned’s knowledge, construction of all improvements required under the Lease and any other conditions to Tenant’s obligations under the Lease, if any, have been satisfactorily completed, and Tenant has accepted the Premises and is occupying and operating in the Premises.

68. To the undersigned’s knowledge, Tenant has no charge, lien, claim of set-off, abatement or defense against rents or other charges due or to become due under the Lease or otherwise under any of the terms, conditions, and covenants contained therein, and Tenant is not entitled to any concessions, rebates, allowances or other considerations for free or reduced rent.

69. To the undersigned’s knowledge, there are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships, or voluntary or involuntary proceedings in bankruptcy or pursuant to any other laws for relief of debtors contemplated or filed by Tenant or pending against Tenant.

70. To the undersigned’s knowledge, Tenant has not subleased all or any portion of the Premises or assigned any of its rights under the Lease, nor pledged any interest therein.

71. Tenant does not have any rights or options to purchase the Property, the Premises or any portion thereof.

72. If the Lease is guaranteed, the Guaranty is unmodified and in full force and effect. To the undersigned’s knowledge, there are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships, or voluntary or involuntary proceedings in bankruptcy or pursuant to any other laws for relief of debtors contemplated or filed by any Guarantor or pending against any Guarantor.

73. Tenant does not have any options, rights of first refusal, rights of first offer, expansion rights or similar rights with respect to other Property space.

74. The person(s) whose signature(s) appear(s) below is duly and fully authorized to execute this Landlord Estoppel Certificate and has knowledge of the facts and statements recited herein.

The certifications, representations and warranties herein made shall be binding upon Landlord, its heirs, legal representatives, successors and assigns, and shall inure to Buyer’s and Lender’s benefit and to the benefit of Buyer’s and Lender’s respective successors and assigns. Landlord acknowledges that Buyer may rely on this Landlord Estoppel Certificate in conjunction with its purchase and thereafter its ownership and operation of the Property. Landlord further acknowledges that Lender may rely on this Landlord Estoppel Certificate in conjunction with its financing of the purchase of the Property by Buyer.

This Landlord Estoppel Certificate is made with knowledge by the undersigned that reliance is being made upon this Certificate. This Landlord Estoppel Certificate shall become null and void and terminate in its entirety having no further force or effect upon six (6) calendar months after the date of this Landlord Estoppel Certificate as dated below, or upon Landlord providing to Buyer and Lender a Tenant Estoppel Certificate executed by the Tenant in form and content as required by the Lease, whichever is sooner.

IN WITNESS WHEREOF, Landlord has executed and delivered this Landlord Estoppel Certificate this      day of                     , 201  .

LANDLORD:

, a

By
Its

By
Title

EXHIBIT “K”

SEC REQUIREMENTS

For the period of time commencing on the Effective Date and continuing through the second (2nd) anniversary of the Closing Date, Seller shall, from time to time, upon reasonable advance notice from Buyer, provide Buyer and its representatives, agents and employees with access to review and copy, in Seller’s offices, all financial and other information in Sellers possession pertaining to the period of Seller’s ownership and operation of the Property, which information is relevant and reasonably necessary, in the reasonable opinion of the outside, third party accountants (the “Accountants”) of Excel Trust, L.P. (“Excel”), to enable Excel and its Accountants to prepare financial statements in compliance with any or all of (a) Rule 3-14 of Regulation S-X of the Securities and Exchange Commission (the “Commission”); (b) any other rule issued by the Commission and applicable to Excel; and (c) any registration statement, report or disclosure statement filed with the Commission by, or on behalf of, Excel. Seller acknowledges and agrees that the following is a representative description of the information and documentation that Excel and the Accountants may require in order to comply with (a), (b) and (c) above, to the extent in Seller’s possession.

1.	Rent rolls for the calendar month in which the Closing occurs and the eleven (11) calendar months immediately preceding the calendar month in which the Closing occurs;

2.	Seller’s written analysis of both (a) scheduled increases in base rent required under the Leases in effect on the Closing Date; and (b) rent concessions imposed pursuant to those Leases, of (a) and (b), provided Seller is not obligated to prepare any such analysis and need only provide any such analysis as may exist and be in Seller’s possession;

3.	Seller’s internally-prepared Operating Statements;

4.	Leases;

5.	Tax bills;

6.	Seller’s cash receipt journal(s) and bank statements for the Property;

7.	Seller’s general ledger with respect to the Property;

8.	Seller’s schedule of expense reimbursements required under Leases in effect on the Closing Date;

9.	Schedule of those items of repairs and maintenance performed by, or at the direction of Seller, during Seller’s final fiscal year in which Seller owns and operates the Property (the “Final Fiscal Year”);

K-1

10.	Schedule of those capital improvements and fixed asset additions made by, or at the direction of, Seller during the Final Fiscal Year;

11.	Seller’s invoices with respect to expenditures made during the Final Fiscal Year;

12.	Access (during normal and customary business hours) to responsible personnel to answer accounting questions; and

13.	A representation letter in such form as is reasonably required by Purchaser, signed by the individual(s) responsible for Seller’s financial reporting, which representation letter may be required to assist the Accountants in rendering an opinion on such financial statements (provided it is understood that Seller’s financial statements are prepared on a Federal Income Tax accrual basis of accounting).

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EXHIBIT “L”

FORM AUDIT LETTER

(Letterhead of Seller)

Ladies and Gentlemen:

We are providing this letter in connection with your audit of the statement of revenue and certain expenses of Brandywine Crossing, which is comprised of the building located at                      (the “Property”) for the period commencing                     , 2010 and ending                     , 201  , for the purpose of expressing an opinion as to whether the financial statement presents fairly, in all material respects, the results of operations of the Property in conformity with United States Federal Income Tax accrual basis of accounting. Certain representations in this letter are described as being limited to matters that are material. Items are considered material, regardless of size, if they involve an omission or misstatement of accounting information that, in the light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would be changed or influenced by the omission or misstatement. Materiality limitations do not apply to representations not directly related to amounts included in the financial statement.

We confirm, to our actual knowledge, the following representations made to you during your audit:

75. The financial statement referred to above is fairly presented in conformity with Federal Income Tax accrual basis of accounting principles.

76. We have made available to you:

(a) All financial records and related data.

(b) All minutes of the meetings of stockholders, directors, and committees of directors, or summaries of actions of recent meetings for which minutes have not yet been prepared.

(c) All agreements or amendments to agreements, which would have a material impact on the financial statement.

77. There have been no:

(a) Circumstances that have resulted in communications from the Property’s external legal counsel reporting evidence of a material violation of securities law or breach of fiduciary duty, or similar violation by the Property or any agent thereof.

(b) Communications from regulatory agencies concerning noncompliance with, or deficiencies in, financial reporting practices.

78. There are no:

(a) Violations or possible violations of laws or regulations, whose effects should be considered for disclosure in the financial statement or as a basis for recording a loss contingency.

(b) Unasserted claims or assessments that our lawyers have advised us are probable of assertion and must be disclosed in accordance with Statement of Financial Accounting Standards (SFAS) No. 5, Accounting for Contingencies.

(c) Other liabilities or gain or loss contingencies that are required to be accrued or disclosed by Federal Income Tax accrual basis of accounting.

(d) Material transactions that have not been properly recorded in the accounting records underlying the financial statement.

(e) Events that have occurred subsequent to the balance sheet date and through the date of this letter that would require adjustment to or disclosure in the financial statement.

79. We acknowledge our responsibility for the design and implementation of programs and controls to prevent, deter and detect fraud. We understand that the term “fraud” includes misstatements arising from fraudulent financial reporting and misstatements arising from misappropriation of assets.

Misstatements arising from fraudulent financial reporting are intentional misstatements, or omissions of amounts or disclosures in financial statements to deceive financial statement users. Misstatements arising from misappropriation of assets involve the theft of an entity’s assets where the effect of the theft causes the financial statement not to be presented in conformity with accounting principles generally accepted in the United States of America, provided that it is understood that the financial statement referenced above was prepared on a Federal Income Tax accrual basis of accounting .

80. We have no knowledge of any fraud or suspected fraud affecting the entity involving:

(a) Management,

(b) Employees who have significant roles in internal control over financial reporting, or

(c) Others where the fraud could have a material effect on the financial statement.

81. We have no knowledge of any allegations of fraud or suspected fraud affecting the entity received in communications from employees, former employees, analysts, regulators, short sellers, or others.

82. The Property has no plans or intentions that may materially affect the carrying value or classification of assets and liabilities.

83. We have no knowledge of any officer or director of the Property, or any other person acting under the direction thereof, having taken any action to fraudulently influence, coerce, manipulate or mislead you during your audit.

84. The following have been properly recorded or disclosed in the financial statement.

(a) Related party transactions including sales, purchases, loans, transfers, leasing arrangements, guarantees, ongoing contractual commitments and amounts receivable from or payable to related parties.

We understand that the term “related party” refers to affiliates of the enterprise; entities for which investments are accounted for by the equity method by the enterprise; trusts for the benefit of employees, such as pension and profit sharing trusts that are managed by or under the trusteeship of management; principal owners of the enterprise; its management; members of the immediate families of principal owners of the enterprise and its management; and other parties with which the enterprise may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. Another party also is a related party if it can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

(b) Guarantees, whether written or oral, under which the Property is contingently liable, including guarantee contracts and indemnification agreements pursuant to Federal Income Tax accrual basis of accounting.

(c) Significant estimates and material concentrations known to management that are required to be disclosed in accordance with the AICPA’s Statement of Position (SOP) 94-6, Disclosure o/Certain Significant Risks and Uncertainties. Significant estimates are estimates at the balance sheet date, which could change materially within the next year. Concentrations refer to volumes of business, revenues, available sources of supply, or markets or geographic areas for which it is reasonably possible that events could occur which would significantly disrupt normal finances within the next year. Concentrations include material sources of financing, including off· balance sheet arrangements and transactions with unconsolidated, limited purpose entities, and contingencies inherent in the arrangements, that are reasonably likely to affect the continued availability of liquidity and financing.

85. The owner has satisfactory title to all owned assets, and there are no liens or encumbrances on such assets, nor has any asset been pledged as collateral, except as disclosed in the financial statement.

86. The Property has complied with all aspects of contractual agreements that would have a material effect on the financial statement in the event of noncompliance.

87. The unaudited financial information for the period from January 1,201   through                      (“Stub Period”) has been prepared and presented in conformity with Federal Income Tax accrual basis of accounting.

Further, we confirm that we are responsible for the fair presentation in the financial statement of financial results of operations in conformity with Federal Income Tax accrual basis of accounting.

Very truly yours,

Name	Name	Name
Chief Executive Officer	Chief Financial Officer	Chief Accounting Officer

SCHEDULE “1.0”

LIST OF SELLER’S DELIVERIES

(a)	Tenant leases with all amendments thereto.

(b)	Current financial statements of tenants and guarantors in Seller’s possession, if any, including but not limited to the financial operating statements regarding the Property, in addition to any sales of the tenants or other documents that are in Seller’s possession and that, to Seller’s knowledge, materially affect the Property or as reasonably requested by Purchaser.

(c)	Seller’s most recent existing title policy

(d)	Architectural drawings, plans and specifications of the Property.

(e)	Seller’s most recent existing A.L.T.A. survey of the Property.

(f)	Zoning Certificate if in Seller’s possession.

(g)	Certificates of Occupancy in Seller’s possession.

(h)	Most recent property tax bills and receipts.

(i)	Certificate of property insurance, including all tenant insurance certificates in Seller’s possession.

(j)	Seller’s most recent existing Environmental Phase I Report.

(k)	Soils reports.

(l)	Warranties relating to any improvements, if applicable.

Schedule 2-1

SCHEDULE “2.0”

LIST OF SELLER’S ENVIRONMENTAL REPORTS

Report	Engineer	Date
Phase I Environmental Site Assessment	Island Engineering, Inc.	May, 2005
Limited Subsurface Investigation	Island Engineering, Inc.	May, 2005

Schedule 2-1

SCHEDULE “3.0”

SELLER’S DISCLOSURES

None

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